Exhibit 99.1

The “Shareholders’ Circular” of Altice N.V. (“Altice”)

Relating to the proposal to approve the separation of the U.S. business from Altice by way of a special distribution in kind in the form of shares in Altice USA, Inc. (“Altice USA”) (the “Separation”).

To be voted on at the annual general meeting of Altice (the “AGM”), to be held in Amsterdam, the Netherlands, on May 18, 2018, beginning at 11:00 (CET).

April 6, 2018

Table of Contents

LETTER TO THE SHAREHOLDERS			4

1	INTRODUCTION TO THE PROPOSED SEPARATION		6

2	STRATEGIC RATIONALE FOR THE SEPARATION		8

	2.1	Two long-term investment opportunities defined by different market dynamics, industrial strategies and regulatory regimes	8

	2.2	Dedicated management teams with enhanced focus on execution in their respective markets, in each case led by founder and controlling shareholder Mr. Patrick Drahi	9

	2.3	Simplified, more efficient and dynamic operating and financial structures with clear, distinct targets	9

	2.4	Enhanced transparency into each company’s unique value drivers and elimination of intercompany relationships	10

	2.5	Preserved balance sheet strengths of each company as both businesses benefit from long-term capital structures, no meaningful near-term debt maturities and strong liquidity	10

3	ESTABLISHING TWO SEPARATE BUSINESSES WITHIN THE GROUP		11

	3.1	Background	11

	3.2	The European business	11

	3.3	The U.S. business	13

	3.4	The businesses and the internal separation	18

	3.5	The Master Separation Agreement and ancillary agreements	19

4	IMPLEMENTATION		28

	4.1	Introduction	28

	4.2	The Separation	28

	4.3	The conditions to the Separation	31

	4.4	The timing	33

5	CONSEQUENCES FOR ALTICE		34

	5.1	Introduction	34

	5.2	Operational execution plan for Europe with focus on France	34

	5.3	Capital and debt structure	35

	5.4	Unaudited illustrative financial information on Altice	38

	5.5	Governance of Altice	38

	5.6	Risk factors relating to Altice	39

6	CONSEQUENCES FOR ALTICE USA		43

	6.1	Introduction	43

	6.2	Financial information on Altice USA	43

	6.3	Governance of Altice USA	43

	6.4	Capital and debt structure of Altice USA	43

	6.5	Risk factors relating to the U.S. business	44

	6.6	U.S. tax considerations	44

7	CONSEQUENCES FOR SHAREHOLDERS		45

	7.1	Introduction	45

	7.2	Shareholders will receive shares in Altice USA	45

	7.3	Entitlement to profits of Altice USA	45

	7.4	Conversion of shares of Class B Common stock into shares of Class A Common Stock	45

	7.5	Dutch tax considerations	46

	7.5.4	Other Dutch taxes and duties	49

	7.6	U.S. tax considerations	49

8	RECOMMENDATION TO SHAREHOLDERS		55

DEFINED TERMS			56

DISCLAIMERS			62

Annexes

Schedule 1                                   Unaudited consolidated statement of financial position and unaudited consolidated statement of income for Altice (exclusive U.S. business) as per December 31, 2017

Letter to the Shareholders

Dear Shareholder,

On January 8, 2018,(1) we informed you that Altice’s board of directors (the “Board”) approved plans for the proposed Separation.

We believe the proposed Separation is an important step towards realizing our strategy and that it is in the best interest of Altice’s shareholders (the “Shareholders” and each a “Shareholder”) and all other stakeholders. Therefore, we ask Altice’s general meeting (the “General Meeting”) for approval of the proposed Separation.

Shareholders will benefit directly from the proposed Separation because we expect it to allow both businesses to thrive based on their respective merits. The proposed Separation is intended to create simplified, independent and more focused European and United States of America’s (“U.S.”) operations to the benefit of their respective shareholders, customers, employees, investors and other stakeholders. In particular, we believe that the proposed Separation will result in:

•                                         two long-term investment opportunities defined by different market dynamics, industrial strategies and regulatory regimes;

•                                         dedicated management teams with enhanced focus on execution in their respective markets, in each case, led by founder and controlling shareholder Mr. Patrick Drahi;

•                                         simplified, more efficient and dynamic operating and financial structures with clear, distinct targets;

•                                         enhanced transparency into each company’s unique value drivers and fewer intercompany relationships, and;

•                                         preserved balance sheet strengths of each company as both businesses benefit from long-term capital structures, non-meaningful near-term debt maturities and strong liquidity.

Altice expects to have attractive opportunities as we pursue our operational goals focused on improved customer service and monetizing our premium infrastructure and content assets.

(1)                                 Please see the press release, titled ‘Altice Announces Group Reorganization - Altice USA Spin-Off and New Altice Europe Structure’, dated January 8, 2018 (www.altice.net).

In this Shareholders’ Circular, we provide you with information regarding the proposed Separation and explain why we consider it to be in the best interest of Altice, our Shareholders, customers, employees, investors and other stakeholders.

The Board unanimously recommends that you vote in favour of the proposal to approve the Separation.

We look forward to continuing the dialogue with you, our Shareholders, and delivering the next phase of value creation at Altice. We strongly value your support for the proposed Separation as an integral part of our strategy.

Yours sincerely,

Altice, the Board

1                                        INTRODUCTION TO THE PROPOSED SEPARATION

Before outlining the rationale and specific mechanics of the proposed Separation in more detail in chapters 2 (Strategic Rationale for Separation) and 4 (Implementation), this chapter provides a brief introduction to the proposed Separation.

On January 8, 2018, we announced to our Shareholders that the Board approved plans for the proposed Separation, pursuant to which Altice will distribute substantially all of its equity interest in Altice USA through a distribution in kind in the form of shares in Altice USA to our Shareholders. Following the distribution, Altice will no longer own a controlling equity interest in Altice USA, enabling Altice and Altice USA to operate independently from each other. The implementation of the distribution is, however, subject to certain conditions, including approval from the General Meeting, being satisfied or waived by us in our sole and absolute discretion before the Distribution can occur (to the extent legally permitted and, in certain cases, subject to the approval by the independent directors of Altice USA pursuant to the related party transaction approval policy (the “RPT Policy”)).

The proposed Separation is to be effected by a pro rata distribution to the Shareholders of Altice’s 67.2% interest in Altice USA, represented by 495,366,932 shares (excluding shares indirectly owned by Altice through Neptune Holding US LP (“Neptune”)) consisting of a combination of Altice USA’s class A common stock (that are listed on the NYSE, see section 7.4), par value of USD 0.01 per share (the “Class A Common Stock”), and Altice USA’s class B common stock (that are not listed, see section 7.4), par value of USD 0.01 per share (the “Class B Common Stock”), together referred to as the “Altice USA Shares” (the “Distribution”). This Distribution will take place out of Altice’s share premium reserve. Prior to the consummation of the proposed Separation, Altice USA intends to pay a USD 1.5 billion special cash dividend to its shareholders and to authorise a share repurchase programme of up to USD 2 billion over three years effective following consummation of the proposed Separation (both of which have been unanimously approved in principle by Altice USA’s board of directors acting through its independent directors). After the proposed Separation, Altice and Altice USA will continue as two separate businesses.

Altice, which will be renamed Altice Europe, will focus on and manage Altice France S.A. (“Altice France”), Altice International S.à r.l. (“Altice International”) and the (newly created) Altice TV subsidiary. The proposed Separation is intended to create simplified, independent and more focused U.S. and European operations to the benefit of their respective shareholders, customers, employees, investors and other stakeholders.

Following the proposed Separation, the two companies will be led by separate management teams. Mr. Patrick Drahi, founder of Altice, will retain control of both companies through Next Alt S.à r.l. (“Next Alt”)(2). Following the proposed Separation, Mr. Drahi will serve as president of the Board of Altice and chairman of the Board of Altice USA.

In the spirit of enhanced accountability and transparency, Altice Europe will reorganize its structure comprising Altice France (including the French Overseas Territories), Altice International and a newly formed Altice TV subsidiary. This will include integrating Altice’s support services businesses into their respective markets and bundling Altice Europe’s premium content activities into one separately funded operating unit with its own profits and losses. In the first quarter of 2018, Altice USA acquired 100% of the equity interests in Altice Technical Services US Corp. (“ATS”) for a de minimis amount.

(2)                                 As a result of Next Alt’s intention to elect to receive only Class B Common Stock of Altice USA (as described in section 4.2.1 (The Distribution), and voting agreements that Next Alt will enter into with certain current and former officers and directors of Altice, Altice USA and other Group companies with respect to all Altice USA Shares they own, Mr. Patrick Drahi will control Altice USA immediately after giving effect to the Distribution regardless of the elections made by the other Shareholders.

2                                        STRATEGIC RATIONALE FOR THE SEPARATION

The Shareholders’ Circular relates to the proposal made to the Shareholders, included as item 6 on the agenda for the AGM, which reads:

“Proposal to approve the separation of the U.S. business from Altice by way of a special dividend in kind in the form of shares in Altice USA, Inc.”

We believe the proposed Separation will allow Altice to deliver on its potential. The proposed Separation is intended to create simplified, independent and more focused European and U.S. operations to the benefit of their respective shareholders, customers, employees, investors and other stakeholders. In particular, we believe the proposed Separation will result in:

•                                         two long-term investment opportunities defined by different market dynamics, industrial strategies and regulatory regimes;

•                                         dedicated management teams with enhanced focus on execution in their respective markets, in each case, led by founder and controlling shareholder Mr. Patrick Drahi;

•                                         simplified, more efficient and dynamic operating and financial structures with clear, distinct targets;

•                                         enhanced transparency into each company’s unique value drivers and fewer intercompany relationships; and

•                                         preserved balance sheet strengths of each company as both businesses benefit from long-term capital structures, no meaningful near-term debt maturities and strong liquidity.

Each of these strategic rationales is described in more detail below.

2.1                              Two long-term investment opportunities defined by different market dynamics, industrial strategies and regulatory regimes

The proposed Separation allows the current group, which includes the Altice and Altice USA businesses before the consummation of the proposed Separation (the “Group”) to focus more specifically on local needs. Moreover, the proposed Separation will provide better geographic alignment due to different financial reporting obligations and regulatory regimes. We expect that there will be no material adverse effect from the proposed Separation on each of the individual operating entities and the manner in which they conduct their respective businesses.

Additionally, we do not expect the proposed Separation to negatively impact the Altice brand, because the brand can be maintained after the proposed Separation in both the U.S. and European businesses. Furthermore, we expect the impact of the proposed Separation on key constituencies of the European and U.S. businesses to be limited. We do not expect the proposed Separation to have any impact on regulators in France, Portugal, Israel and the U.S., nor do we expect any impact on local or national authorities or any antitrust authorities.

2.2                              Dedicated management teams with enhanced focus on execution in their respective markets, in each case, led by founder and controlling shareholder Mr. Patrick Drahi

Altice and Altice USA will be managed by two distinct management teams, focused solely on the performance in their respective markets. Both management teams will benefit from the strategic leadership of founder and controlling shareholder Mr. Patrick Drahi. Furthermore, the proposed Separation is expected to enable greater management focus at Altice on the specific needs of Altice Europe and its markets in order to (i) optimize performance and (ii) create long-term value for the Shareholders and the customers, employees, investors and other stakeholders of Altice Europe. As a consequence, we expect Altice Europe will be better positioned to effect an operational and financial turnaround in France and Portugal under the leadership of the new local management teams.

2.3                              Simplified, more efficient and dynamic operating and financial structures with clear, distinct targets

Altice will be renamed Altice Europe and will reorganize its structure in three distinct operating units with new perimeters comprised of Altice France (including the French Overseas Territories), Altice International and a newly formed Altice TV subsidiary. This will include assigning the responsibility and financial performance of Altice’s support services businesses to their respective markets and bundling Altice Europe’s premium content activities into one separately funded operating unit with its own profits and losses.

We expect that the proposed Separation will not result in the loss of any benefits based on volume pricing or other terms under existing supplier agreements because of how these agreements are structured and because many already are negotiated separately by the European and U.S. businesses. Furthermore, both the European and the U.S. segments have benefitted from separate capital structures. In terms of the perception and confidence suppliers, creditors and other market participants have in Altice, we believe that the Separation is likely to have a positive impact.

2.4                              Enhanced transparency into each company’s unique value drivers and fewer intercompany relationships

ATS was previously owned by Altice and a member of ATS’s management through a holding company. In light of Altice’s determination to focus on businesses other than Altice USA, we and Altice USA concluded it is in Altice USA’s and Altice’s interests for Altice USA to own and operate ATS. In addition, Altice is in the process of selling and transferring Altice’s ownership of i24 News France S.A.S., I24 news S.à r.l. and i24 US Corp. (each an “i24 Entity”) to Altice USA, for approximately USD 17,000,000, prior to the Distribution. Additionally, the enhanced focus on the Altice Europe business following the proposed Separation will allow management to effect the operational and financial turnaround in France and Portugal more expeditiously.

2.5                              Preserved balance sheet strengths of each company as both businesses benefit from long-term capital structures, no meaningful near-term debt maturities and strong liquidity

Altice’s credit silos continue to have adequate liquidity and we expect that the proposed Separation will allow Altice to improve the legibility and the market perception of its capital and organizational structure.

Following the proposed Separation, we believe both the U.S. business and the rest of the Group will be more easily evaluated by the market on their own merits. The proposed Separation is expected to benefit the shareholders of both Altice and Altice USA and other respective stakeholders (including but not limited to customers and employees) in the short-term, whilst also enabling us to continue creating long-term value in the years to come.

3                                        ESTABLISHING TWO SEPARATE BUSINESSES WITHIN THE GROUP

3.1                              Background

The Group is a multinational broadband and mobile communications, content and media group operating in Western Europe (comprising France and Portugal), the U.S., Israel, the Dominican Republic(3) and the French Overseas Territories. The parent company of the Group, Altice, originates from a cross-border merger completed on August 9, 2015 of Altice, as the acquiring company, and Altice S.A.

Altice is a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands.(4) The merger has enabled the Group to benefit from a powerful equity acquisition currency without prejudicing voting control of Altice’s founding shareholder group. The Group has expanded internationally through a number of acquisitions of telecommunications businesses, including: SFR and PT Portugal in Western Europe; HOT in Israel; Altice Hispaniola and Tricom in the Dominican Republic; Cequel Corporation (which, through its subsidiary Cequel Communications, LLC, operates the “Suddenlink” brand) and Cablevision in the U.S.

3.2                              The European business

The European business is headed by Altice. Altice is listed on Euronext Amsterdam and ultimately controlled by Mr. Patrick Drahi (via Next Alt). As of March 31, 2018, Next Alt held 64.07% of the share capital and voting rights of Altice.

The European business comprises of all the activities of Altice less the activities of Altice USA. The European business has a large geographic spread and is either the largest or the second largest cable/fibre pay television operator and broadband internet services provider and a leading provider of multi-play services in the regions in which it operates. The European business can be divided into the following segments:

•                                         France: Altice owns Altice France, the second largest telecom operator in France, which provides services to residential and business clients as well as wholesale customers, providing mobile and high-speed internet services using the SFR and associated brands;

(3)          The sale process of the Dominican Republic operations is underway, with the signing of an agreement expected during the first half of 2018.

(4)          Substantially all of the assets of Altice S.A. and all of its liabilities were simultaneously transferred to Altice Luxembourg, a newly formed indirect subsidiary of Altice.

•                                         Portugal: Altice owns PT Portugal, the largest telecom operator in Portugal. PT Portugal caters to fixed and mobile B2C, B2B and wholesale clients using the MEO brand;

•                                         Israel: Altice provides fixed and mobile services using the HOT and HOT Mobile brands to B2C and B2B clients in Israel. HOT also produces award winning exclusive content that it distributes using its fixed network;

•                                         Dominican Republic(5): Altice provides fixed and mobile services to B2C, B2B and wholesale clients using the Altice brand;

•                                         Others: this segment includes the operations in the French Overseas Territories, as well as the content, technical service and customer service business, and all corporate entities.(6)

More information on the European business can be found in the Altice management report for 2017 and the Altice consolidated financial statements as of and for the year ended December 31, 2017 (available on http://www.altice.net/).

As from the proposed Separation, Altice Europe will focus on the following three main segments:

•                                         Altice France, which will include SFR Telecom, SFR Media (NextRadioTV and press), the French Overseas Territories, the technical service business in France and the customer service business;

•                                         Altice International, which will include the operations in Portugal, Israel and the Dominican Republic, Teads and the technical service business outside of France; and

•                                         Altice TV division.

The more agile and focused Altice Europe will be a European-focused business with leading market positions that will focus on a growth and de-leveraging strategy that will enable Altice to:

•                                         effect an operational and financial turnaround in France and Portugal;

•                                         optimize performance in each market, improving customer service and maximizing lifetime customer value;

(5)                              The sale process of the Dominican Republic operations is underway, with the signing of an agreement expected during the first half of 2018.

(6)                              The responsibility of services will be integrated into country managements.

•                                         continue to invest in best-in-class infrastructure;

•                                         monetize content investments through various pay TV models and growing advertising revenue; and

•                                         dispose of non-core assets.

Altice Europe has a clear aim to return to profitable growth with a view to meaningfully reducing financial leverage as a result.

3.3                              The U.S. business

3.3.1                    General

Altice USA is one of the largest broadband communications and video services providers in the U.S. Altice USA delivers broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million residential and business customers. Altice USA’s footprint extends across 21 states through a fiber-rich broadband network with more than 8.6 million homes passed as of December 31, 2017.

Altice USA acquired Cequel Corporation (“Suddenlink” or “Cequel”) on December 21, 2015 and Cablevision System Corporation (“Cablevision” or “Optimum”) on June 21, 2016. Altice USA is a holding company that does not conduct any business operations of its own. Altice USA serves its customers through two business segments: Optimum, which operates in the New York metropolitan area, and Suddenlink, which principally operates in markets in the south-central United States.

Following the acquisitions, Altice USA began to simplify its organizational structure, reduce management layers, streamline decision-making processes and redeploy resources with a focus on network investment, customer service enhancements and marketing support. As a result, Altice USA is making significant progress in integrating the operations of Optimum and Suddenlink, centralizing its business functions, reorganizing its procurement processes, eliminating duplicative management functions, terminating lower-return projects and non-essential consulting and third-party service arrangements, and investing in employee relations and its culture. Improved operational efficiency has allowed Altice USA to redeploy physical, technical and financial resources towards upgrading its network and enhancing the customer experience to drive customer growth. In addition, Altice USA expanded, and intends to continue expanding, its e-commerce channels for sales and marketing.

Since the acquisitions, Altice USA has quadrupled the maximum available broadband speeds it is offering to its Optimum customers from 101 Mbps to 400 Mbps for residential customers and 450 Mbps for business customers and expanded its 1 Gbps broadband service to approximately 72% of its Suddenlink footprint from approximately 40% prior to the Suddenlink acquisition. In addition, Altice USA has commenced a plan to build a FTTH network, which will enable it to deliver more than 10 Gbps broadband speeds across its entire Optimum footprint and part of its Suddenlink footprint. Altice USA believes this FTTH network will be more resilient with reduced maintenance requirements, fewer service outages and lower power usage, which Altice USA expects will drive further cost efficiencies in its business. In order to further enhance the customer experience, during the fourth quarter of 2017, Altice USA introduced a new home communications hub, Altice One, and Altice USA has begun rolling it out across its Optimum footprint. Altice USA’s new home communications hub is an innovative, integrated platform with a dynamic and sophisticated user interface, combining a set-top box, Internet wireless router and cable modem in one device, and is its most advanced home communications hub. Altice USA is also beginning to offer managed data and communications services to its business customers and more advanced advertising services, such as targeted multi-screen advertising and data analytics, to its advertising and other business clients. In the fourth quarter of 2017, Altice USA and Sprint entered into a multi-year strategic agreement pursuant to which Altice USA will utilize Sprint’s network to provide mobile voice and data services to its customers throughout the nation, and its broadband network will be utilized to accelerate the densification of Sprint’s network. Altice USA believes this additional product offering will enable Altice USA to deliver greater value and more benefits to its customers.

Following the proposed Separation, Altice USA intends to continue to make significant investments in its customer experience and improve its products and services. This includes expanding the availability of its high-speed broadband services, launching its new integrated entertainment platform Altice One, continuing the rollout of its FTTH network, developing and deploying mobile voice and data services pursuant to the agreement Altice USA entered into with Sprint and investing in a multiscreen addressable and national advertising platform. Altice USA will remain focused on investing for growth in innovation, superior service and an advanced network. In addition, Altice USA will continue to evaluate and pursue value-accretive acquisitions to opportunistically grow.

3.3.2                    Altice USA’s products and services

Altice USA provides broadband, pay television and telephony services to both residential and business customers.

Altice USA also provides enterprise-grade fiber connectivity, bandwidth and managed services to enterprise customers through Optimum’s Lightpath business (also marketed as Altice Business) and advertising time to advertisers.

The prices Altice USA charges for its services vary based on the number of services and associated service level or tier its customers choose, coupled with any promotions Altice USA may offer. As part of its marketing strategy, customers are increasingly choosing to bundle their subscriptions to two (“double product”) or three (“triple product”) of Altice USA’s services at the same time. Customers who subscribe to a bundle generally receive a discount from the price of buying each of these services separately, as well as the convenience of receiving multiple services from a single provider, all on a single monthly bill. For example, Altice USA offers an “Optimum Triple Play” package that is a special promotion for new customers or eligible current customers where Optimum broadband, pay television and telephony services are each available at a reduced rate for a specified period when purchased together. Approximately 50% of Altice USA’s residential customers were triple product customers as of December 31, 2017.

Residential services

Altice USA offers broadband, pay television and telephony services to residential customers through both its Optimum and Suddenlink segments.

Business services

Both Altice USA’s Optimum and Suddenlink segments offer a wide and growing variety of products and services to both large enterprise and SMB customers, including broadband, telephony, networking and pay television services. For the year ended December 31, 2017, business services accounted for approximately 14% of the revenue for both its Optimum and Suddenlink segments, respectively, and accounted for approximately 14% of Altice USA’s consolidated revenue. As of December 31, 2017, Altice USA’s Optimum segment served approximately 263,000 SMB customers and its Suddenlink segment served 109,000 SMB customers. Altice USA serves enterprise customers primarily through its Lightpath business, a subsidiary of Cablevision.

Advertising sales

As part of the agreements under which it acquires pay television programming, Altice USA typically receives an allocation of scheduled advertising time during such programming, generally two minutes per hour, into which Altice USA’s systems can insert commercials, subject, in some instances, to certain subject matter limitations.

Altice USA’s advertising sales infrastructure includes in-house production facilities, production and administrative employees and a locally-based sales force, and is part of Altice Media Solutions (“AMS”), the advertising sales division of Altice USA. AMS offers data-driven television, digital and other multi-platform advertising to clients ranging from Fortune 500 brands to local businesses. AMS provides national and local businesses with television and digital advertising opportunities targeted within specific geographies, including in New York City, and throughout the Suddenlink footprint. AMS offers clients opportunities to use interactive television products to reach their customers and provide a deeper level of audience engagement.

In several of the markets in which it operates, Altice USA has entered into agreements commonly referred to as interconnects with other cable operators to jointly sell local advertising, simplifying its clients’ purchase of local advertising and expanding their geographic reach. In some of these markets, Altice USA represents the advertising sales efforts of other cable operators; in other markets, other cable operators represent Altice USA. For instance, AMS manages the New York Interconnect, a partnership between AMS and Comcast that provides national brands with television and digital advertising opportunities over a broader portion of the New York designated market area (“New York DMA”) than AMS’s local offerings. The New York Interconnect is the largest interconnect in the country, with a footprint of over 3.2 million households. In the larger DMAs in the Suddenlink footprint, Altice USA participates in a number of interconnects managed by others, such as the Houston and Dallas interconnects. In December 2017, Altice USA, Charter Communications and Comcast announced a preliminary agreement to form a new Interconnect in the New York market that would provide a single solution to reach more than 6.2 million households across the New York DMA. The new New York Interconnect, which will replace the existing New York Interconnect, is expected to launch in early second quarter 2018.

For the year ended December 31, 2017, advertising sales accounted for approximately 5% and 3% of the revenue for the Optimum and Suddenlink segments, respectively, and accounted for approximately 4% of Altice USA’s consolidated revenue.

Data analytics

The advanced data analytics business, which was launched by Optimum in 2013, provides data-driven, audience-based advertising solutions to the media industry, including AMS, programmers and multichannel video programming distributors (“MVPDs”).

Total Audience Data, its flagship portfolio of products, consists of advanced analytics tools providing granular measurement of consumer groups, accurate hyper-local ratings and other insights into target audience behaviour not available through traditional sample-based measurement services. These tools allow Altice USA and its clients to more precisely optimize Altice USA’s product offerings, target and deliver ads more efficiently, and provide accurate measurement to its clients and partners.

Altice USA’s March 2017 acquisition of Audience Partners, a leading provider of data-driven, audience-based digital advertising solutions, expands the scope of targeted advertising solutions it offers from television to include digital, mobile and tablets. In addition, the acquisition expands Altice USA’s audience-based advertising services to include further advanced analytics tools within key and growing segments, including political, advocacy, healthcare, automotive, and programming.

ATS

In the first quarter of 2018, Altice USA acquired 100% of the equity interests in ATS for a de minimis amount (also see section 3.5.3 (The ancillary agreements)). ATS was previously owned by Altice and a member of ATS’s management through a holding company. In light of Altice’s determination to focus on businesses other than Altice USA, we and Altice USA concluded it is in Altice USA’s and Altice’s interests for Altice USA to own and operate ATS. ATS has and will continue to provide technical operating services to Altice USA, including field services, such as dispatch, customer installations, disconnects, service changes and other customer service visits, outside plant maintenance services and design and construction services for HFC and FTTH infrastructure.

Other services of Altice USA include:

•                                         News 12 networks (seven 24-hour local news channels);

•                                         franchises (as of December 31, 2017, operating Altice USA’s systems in more than 1,300 communities);

•                                         programming (designing line-ups for each system);

•                                         sales and marketing (pursuant to which sales are managed centrally and multiple sales channels are leveraged to reach current and potential customers);

•                                         customer experience (through investments in people, processes and technology);

•                                         network management (facilitating signal delivery via laser-fed fiber optic cable from control centers known as headends and hubs to individual nodes); and

•                                         information technology (IT systems and IT structure).

For additional information about Altice USA, please refer to Altice USA’s most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2018 (“Altice USA Annual Report”), which is accessible on the SEC’s website at https://www.sec.gov/. You may also access Altice USA’s SEC filings under the heading “Investors” on Altice USA’s website at http://www.alticeusa.com/.

3.4                              The businesses and the internal separation

Altice announced on January 8, 2018 its plans to separate the European business and U.S. business to create two focused businesses.(7)

Following this announcement, Altice started with the internal separation to facilitate this aim. The internal separation is ongoing and will be finalized before the consummation of the Separation. The internal separation facilitates the subsequent external proposed Separation of the U.S. business from Altice which is described in Chapter 4 (Implementation) of this Shareholders’ Circular. Several group contracts will need to be (or, as the case may be, have been) entered into or will require amendments, such as:

•                                         a trademark license agreement between Next Alt and Altice USA pursuant to which Altice USA will have a license from Next Alt to use the “Altice” brand;

•                                         an acquisition agreement for ATS pursuant to which Altice USA acquired 100% of the equity interests in ATS for a de minimis amount in the first quarter of 2018;

•                                         acquisition agreements for the i24 Entities;

•                                         a voting agreement relating to Neptune;

(7)                              Please see the press release titled ‘Altice Announces Group Reorganization - Altice U.S.A. Spin-Off and New Altice Europe Structure, dated January 8, 2018 (www.altice.net).

•                                         a stockholders’ agreement between Next Alt, A4 S.A. (“A4”) and Altice USA. The stockholders’ agreement will be substantially similar to the existing stockholders’ agreement between Altice, A4 and Altice USA. The only material changes will be to replace Altice with Next Alt, which will be Altice USA’s (largest) majority shareholder following the Distribution (as defined and described in section 4.2 (The Separation));

•                                         a stockholders’ and registration rights agreement between Altice, Altice USA, funds advised by BC Partners LLP and Canada Pension Plan Investment Board. In connection with the proposed Separation, Next Alt will become a party to this stockholders and registration rights agreement;

•                                         an indemnification agreement between Altice and Altice USA under which each party agreed to indemnify, inter alia, the other and the other’s affiliates with respect to certain matters, which was entered into in January 2018;

•                                         the separation of the D&O insurance contract (one contract for the European business and one contract for the U.S. business); and

•                                         an agreement that terminates the management fees that Altice USA currently pays to Altice upon consummation of the proposed Separation.

Some of these contracts are described in more detail below (see section 3.5.3 (The Ancillary Agreements)).

3.5                              The Master Separation Agreement and ancillary agreements

3.5.1                    Background

Following the Distribution, Altice and Altice USA will operate independently, and Altice will no longer own a controlling equity interest in Altice USA. In order to govern the ongoing relationships between Altice USA (or its subsidiaries), on the one hand, and Altice and its subsidiaries (other than Altice USA and its subsidiaries), on the other hand, in connection with the Distribution, Altice and Altice USA intend to enter into a master separation agreement (the “Master Separation Agreement”) and certain other agreements providing for various services and rights following the Distribution, and under which they will agree to indemnify each other against certain liabilities arising from their respective businesses.

The following discussion summarizes the material provisions of the Master Separation Agreement. The rights and obligations of the parties will be governed by the express terms and conditions of the Master Separation Agreement and not by this summary or any other information contained in this Shareholders’ Circular. Note that these agreements remain subject to ongoing negotiations.

The terms of these intercompany agreements are being established while Altice USA is a subsidiary of Altice and, therefore, may not be the result of arms’-length negotiations, although these agreements have been submitted to Altice USA’s audit committee in accordance with the RPT Policy. We believe that the terms of these intercompany agreements are commercially reasonable and fair to all parties under the circumstances. However, conflicts could arise in the interpretation or any extension or renegotiation of the foregoing agreements after the Distribution.

Altice and Altice USA expect to enter into the Master Separation Agreement prior to the AGM.

3.5.2                    The Master Separation Agreement

General

The Master Separation Agreement will set forth our agreements with Altice USA regarding the principal actions to be taken in connection with the Distribution. It will also set forth other agreements that govern aspects of our relationship with Altice USA following the Distribution.

Transfer of assets and liabilities

The Master Separation Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of the Distribution so that we and Altice USA retain the assets of, and the liabilities associated with, our respective businesses. The Master Separation Agreement generally provides that the assets comprising of Altice USA’s business will consist of those owned or held by Altice USA or those exclusively related to Altice USA’s current business and operations. The liabilities Altice USA will assume in connection with the proposed Separation will generally consist of those related to the past and future operations of its business. Altice will retain assets and assume liabilities related to the businesses now or formerly conducted by Altice, other than those assets identified as being retained by, and the liabilities identified as being assumed by, Altice USA. The Master Separation Agreement will require the parties to cooperate with each other to complete these transfers or assumptions of assets and liabilities.

If any transfer of assets or assumption of liabilities is not consummated as of the Distribution, then, until the transfer or assumption can be completed, each party will take such actions as are reasonably requested by the other party in order to place such party in the same position as if such asset or liability had been transferred or assumed.

Representations and warranties

In general, neither we nor Altice USA will make any representations or warranties to the other regarding the proposed Separation of Altice USA from Altice, including regarding any consents or approvals that may be required in connection with the Distribution. Except as expressly set forth in the Master Separation Agreement, all assets will be transferred on an “as is”, “where is” basis.

Further assurances

We and Altice USA will use commercially reasonable efforts to effect any transfers contemplated by the Master Separation Agreement that have not been consummated prior to the Distribution as promptly as practicable following the date of the Distribution.

Conditions

The Master Separation Agreement will provide that several conditions must be (to the extent legally permitted) satisfied or waived by us in our sole and absolute discretion before the Distribution can occur (see section 4.3 (The conditions to the Separation)).

Exchange of information

We and Altice USA will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Altice USA will also agree to retain such information until the later of the seventh anniversary of the Distribution and the expiration of the relevant statute of limitations. Each party will also agree to provide to the other party and its auditors reasonable assistance in connection with the preparation of any disclosure regarding related party transactions so long as each party is controlled by a member of Next Alt, A4, Mr. Patrick Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “PDR Group”).

Termination

The Board, in its sole and absolute discretion, may terminate the Master Separation Agreement at any time prior to the Distribution.

Release of claims

We and Altice USA will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases will be subject to exceptions set forth in the Master Separation Agreement.

Indemnification

We and Altice USA will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Distribution. The amount of either our or Altice USA’s indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Master Separation Agreement will also specify procedures regarding claims subject to indemnification.

Insurance

The Master Separation Agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the Distribution and sets forth procedures for the administration of insured claims and certain other insurance matters.

Dispute resolution

The Master Separation Agreement will contain provisions that govern the resolution of disputes, controversies or claims that may arise between Altice USA and Altice related to the Master Separation Agreement and the other ancillary agreements entered in connection with the proposed Separation. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to senior executives of Altice USA and Altice. If such efforts are not successful, either Altice USA or Altice may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the Master Separation Agreement.

Tax matters

We and Altice USA will each agree to indemnify the other for any liability for taxes of any member of the party’s respective group or certain taxes imposed on any member of the party’s group that are attributable to a pre-Distribution tax period. We and Altice USA will also agree to cooperate with each other in connection with any tax matters relating to the Altice USA group and the Altice Europe Group(8), respectively, including preparation and filing of certain tax returns.

3.5.3                    The ancillary agreements

General

In connection with the Separation, in addition to the Master Separation Agreement, we, and/or Altice USA entered into, or expect to enter into or amend agreements which will govern various ongoing relationships between us, Altice USA, Next Alt and/or others prior to or as per the consummation of the Separation, including the following:

•                                         a trademark license agreement between Next Alt and Altice USA pursuant to which Altice USA will have a license from Next Alt to use the “Altice” brand;

•                                         an acquisition agreement for ATS pursuant to which Altice USA acquired 100% of the equity interests in ATS for a de minimis amount in the first quarter of 2018;

•                                         acquisition agreements for the i24 Entities;

•                                         a voting agreement relating to Neptune;

•                                         a stockholders’ agreement between Next Alt, A4 and Altice USA. The stockholders’ agreement will be substantially similar to the existing stockholders’ agreement between Altice, A4 and Altice USA. The only material changes will be to replace Altice with Next Alt, which will be Altice USA’s (largest) majority shareholder following the Distribution (as defined and described in section 4.2 (The Separation));

•                                         a stockholders’ and registration rights agreement between Altice, Altice USA, funds advised by BC Partners LLP and Canada Pension Plan Investment Board. In connection with the proposed Separation, Next Alt will become a party to this stockholders and registration rights agreement;

(8)                                Altice and the companies connected with it in a group within the meaning of 2:24b DCC, after the consummation of the Separation (“Altice Europe Group”).

•                                         an indemnification agreement between Altice and Altice USA under which each party agreed to indemnify, inter alia, the other and the other’s affiliates with respect to certain matters, which was entered into in January 2018;

•                                         the separation of the D&O insurance contract (one contract for the European business and one contract for the U.S. business); and

•                                         an agreement that terminates the management fees that Altice USA currently pays to Altice upon consummation of the proposed Separation.

The material terms of certain of these agreements are summarized below.

In addition to the Master Separation Agreement (described in section 3.5.2 (The Master Separation Agreement)) and the other agreements described below, we (or our subsidiaries) may enter into, from time to time, agreements and arrangements with Altice USA, Next Alt and certain of their respective related entities, in connection with, and in the ordinary course of, our business. Entering into, terminating or modifying any agreements between Altice USA and Altice requires the prior approval of Altice USA’s audit committee pursuant to the RPT Policy.

Trademark license agreement

Altice USA intends to enter into a trademark license agreement pursuant to which Next Alt will grant Altice USA an exclusive, non-transferable license to use the “ALTICE” trademark and variations thereof and logos, designs and other marks containing the term “ALTICE” and variations thereof in North America and any territories under the jurisdiction of any state or country within North America in connection with Altice USA’s business. The terms and conditions of the trademark license agreement remain subject to ongoing negotiations.

Acquisition agreement for ATS

Altice USA acquired 100% of the equity interests in ATS for a de minimis amount in the first quarter of 2018.

Acquisition agreements for i24 News Entities

i24 News is a multi-language international news channel that distributes programming in Europe, Africa, the Middle East and the U.S. The i24 News business is composed of i24 news S.à r.l., i24 News France S.A.S. and i24 US Corp., each of which is indirectly owned by Altice. Altice USA intends to acquire 100% of the equity interests in each i24 Entity from Altice for approximately USD 17,000,000. Discussions regarding the definitive terms of such acquisitions are still ongoing between Altice and Altice USA. Altice and Altice USA intend to complete sale and purchase of the i24 News business prior to the Distribution.

Neptune voting agreement

In July 2016, Altice and Altice USA created a profits interest plan through a partnership, Neptune, so that members of Altice USA management and other participants could have an opportunity to participate in the long term growth and financial success of Altice USA’s operations. The general partner of Neptune is currently controlled by CVC 3 B.V. (“CVC 3”), an indirect wholly owned subsidiary of Altice and controlling stockholder of Altice USA. Prior to the proposed Separation, CVC 3 will transfer its control of the general partner of Neptune to Altice USA. CVC 3 will maintain substantially the same rights as a limited partner in Neptune after the proposed Separation as the rights it had prior to the proposed Separation. In addition, Altice USA and Next Alt intend to enter into an agreement pursuant to which Next Alt will be granted a proxy to vote the Altice USA Shares held by Neptune. These arrangements remain subject to ongoing negotiations and the approval by Altice USA’s audit committee in accordance with the RPT Policy.

Post-Distribution stockholders’ agreement

In connection with the Distribution, Altice USA will enter into the post-Distribution stockholders’ agreement with Next Alt and A4. The post-Distribution stockholders’ agreement will be substantially similar to the existing stockholders’ agreement among Altice, A4 and Altice USA. Pursuant to this agreement, so long as the PDR Group beneficially own in the aggregate, at least 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt will have the right to designate six directors to Altice USA’s board of directors, and Altice USA will cause Altice USA’s board of directors to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt will have the right to designate a number of directors to Altice USA’s board of directors equal to the total number of directors comprising the entire Altice USA’s board of directors multiplied by the percentage of the voting power of Altice USA’s outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt will not have the right to designate a number of directors to Altice USA’s board of directors equal to or exceeding 50% of directors comprising Altice USA’s entire board of directors. One of Next Alt’s designated nominations will be an individual designated by A4, and Next Alt will agree to vote its shares in favor of electing the individual designated by A4. If a director designated by Next Alt or by A4 resigns or is removed from Altice USA’s board of directors, as the case may be, only another director designated by Next Alt or by A4, as the case may be, may fill the vacancy.

In the event Mr. Patrick Drahi is not a member of Altice USA’s board of directors, one representative of the PDR Group will have board observer rights. In addition, the post-Distribution stockholders’ agreement will be revised to replace Altice with Next Alt, which will be Altice USA’s largest shareholder following the Distribution, and to terminate the board observer rights of the group advisory council of Altice. The post-Distribution stockholders’ agreement will require Altice USA to obtain the consent of Next Alt before we may take certain actions specified therein.

Stockholders’ and registration rights agreement

In connection with the Distribution, Altice USA will amend and restate its stockholders’ and registration rights agreement with Altice, BC Partners LLP and Canada Pension Plan Investment Board to include Next Alt as a party and to give Next Alt demand registration rights consistent with Altice. Altice USA does not expect there will be any other material changes made to this agreement in connection with the Distribution.

Indemnification agreement

In connection with the Distribution, we entered into an indemnification agreement with Altice USA (the “Indemnification Agreement”). Under the Indemnification Agreement, Altice USA and Altice each agree to indemnify the other, the other’s affiliates and the other’s and its affiliates and it and such affiliates’ officers, directors, employees, agents, attorneys, accountants, actuaries and consultants, against certain losses arising out of or based upon:

•                                         any filings made by Altice USA with the SEC under the Securities Act or the Exchange Act in connection with the proposed Separation of Altice USA and Altice or the Distribution;

•                                         any filings made by Altice USA with the AFM and other relevant regulators in other countries within the European Union under the Financial Markets Supervision Act or any other relevant law in connection with the proposed Separation of Altice USA and Altice or the Distribution;

•                                         the publication of the prospectus prepared by Altice USA and approved by the AFM for the purposes of Article 3 of Directive 2003/71/EC of the European Parliament and the Council and the amendments thereto;

•                                         any notifications, filings or submissions made by Altice with governmental authorities having jurisdiction over us in connection with the proposed Separation of Altice USA and Altice or the Distribution; or

•                                         the General Meeting and this Shareholders’ Circular.

Ongoing commercial agreements

In addition to the above agreements, we intend to enter into, or amend the terms of, various other agreements with Altice USA and its affiliates that are intended to continue post-Distribution subject to their existing terms or terms and conditions to be negotiated and agreed to.

These amendments will generally be intended to permit Altice USA to maintain pricing and other benefits as if they were still controlled by Altice. We do not consider these agreements to be material.

4                                        IMPLEMENTATION

4.1                              Introduction

The ownership and control structure of the Group after the proposed Separation can be described as follows:

4.2                              The Separation

The proposed Separation is to be effected by a pro rata distribution to the Shareholders of Altice’s 67.2% interest in Altice USA, represented by 495,366,932 shares (excluding shares indirectly owned by Altice through Neptune) consisting of a combination of Class A Common Stock (that are listed on the NYSE, see section 7.4) and Class B Common Stock (that are unlisted, see section 7.4).

4.2.1                    The Distribution

S-1 / EU Prospectus

Prior to the start of the election period as referred to in section 4.4 (The timing) the S-1 will be declared effective by the SEC and will be made available for investors and a EU prospectus will be made available for European investors.

Election

The Distribution will be structured as a distribution in kind of Altice USA shares, directly owned by Altice, to the Shareholders (see section 4.2.2 (the object of Distribution)).

The distribution will take place out of our share premium reserve. The number of shares of Class A Common Stock and Class B Common Stock to be distributed to each Shareholder as of the Distribution record date will be based on such Shareholder’s ownership of Altice shares. Pursuant to the terms of the Distribution, each Shareholder will be given the right to elect the percentage of shares of Class A Common Stock (that are listed on the NYSE, see section 7.4) and shares of Class B Common Stock (that are unlisted, see section 7.4) such Shareholder receives in the Distribution. The number of shares of Class B Common Stock to be distributed will be subject to a cap of 50% of the total Altice USA Shares being distributed (the “Class B Cap”). If the Class B Cap is exceeded, the shares of Class B Common Stock to be delivered to the Shareholders of record who elected to receive them will be subject to proration, and such Shareholders will receive shares of Class A Common Stock in lieu of the portion of shares of Class B Common Stock that is cut back.

If a Shareholder of record does not make an election by the election deadline, such Shareholder will receive Altice USA shares of Class A Common Stock (the “Default Election”). Based on the final results of the election and any proration, immediately prior to the Distribution, Altice will convert shares of Class B Common Stock into the requisite number of shares of Class A Common Stock for the Distribution.

Altice is ultimately controlled by Mr. Drahi through Next Alt. As of 31 March 2018, Next Alt held 64.07% of the outstanding share capital and voting rights of Altice, representing 49.5% of the economic rights and 69.18% of the voting power in general meetings.

Mr. Drahi has informed us that Next Alt will elect to receive 100% of the shares of Altice USA to which it is entitled in the Distribution in the form of Class B Common Stock and will be subject to proration, in the same manner as other Shareholders, in the event the Class B Cap is exceeded. As a result of Next Alt’s intended election and the voting agreements, Mr. Drahi will control Altice USA immediately after giving effect to the Distribution regardless of the elections made by the other Shareholders.

Distribution ratio

Each Shareholder, irrespective of whether such Shareholder holds Altice’s common shares A (“NV Class A Common Stock”) or common shares B (“NV Class B Common Stock”), will be entitled to receive 0.4163 shares of Altice USA common stock for each whole Altice share held on the record date. As described above, the number of shares of Class A Common Stock and Class B Common Stock to be received by a Shareholder will depend on the mix elected by such Shareholder and any proration as a result of the Class B Cap.

Transfer agents and registrars

The transfer agent and registrar for Class A Common Stock and Class B Common Stock is American Stock Transfer Trust Company LLC (“AST”). The transfer agent and registrar for NV Class A Common Stock and NV Class B Common Stock is ING Bank N.V.

4.2.2                    The object of Distribution

Share capital

Altice USA has two classes of issued and outstanding common stock: Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to twenty-five votes and is convertible at any time into one share of Class A Common Stock. Altice USA also has authorized 4,000,000,000 shares of Class C common stock, par value USD 0.01 (the “Class C Common Stock”), which if issued will be non-voting. Prior to the Distribution, CVC 3 B.V. (“CVC 3”), an indirect subsidiary of Altice and controlling stockholder of Altice USA, will approve and adopt Altice USA’s second amended and restated certificate of incorporation and Altice USA’s Board of Directors will approve and adopt Altice USA’s second amended and restated bylaws. Altice USA’s second amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by Altice USA’s board of directors. The Altice USA Shares of Class A Common Stock are listed on the NYSE under the symbol “ATUS.” Class B Common Stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and Altice USA does not currently intend to list its Class B Common Stock on the NYSE or any other stock exchange.

Shares subject to Distribution

495,366,932 shares in aggregate of Class A Common Stock and Class B Common Stock will be distributed in the Distribution. The Altice USA Shares to be distributed by Altice in connection with the Distribution will constitute approximately 67.2% of the issued and outstanding shares of Altice USA immediately after the Distribution. The Distribution will not increase the number of outstanding shares of Altice USA. The Distribution will be structured as a Distribution in kind to the Shareholders. The number of Altice USA Shares to be distributed to each Shareholder as of the record date will be based on such Shareholder’s ownership of Altice shares at such date. Pursuant to the terms of the Distribution, each Shareholder will be given the right to elect the percentage of shares of Class A Common Stock and shares of Class B Common Stock such Shareholder receives in the Distribution. The number of shares of Class B Common Stock distributed will be subject to the Class B Cap.

If the Class B Cap is exceeded, the shares of Class B Common Stock delivered to the Shareholders of record who elected to receive them will be subject to proration, and such Shareholders will receive shares of Class A Common Stock in lieu of the portion of shares of Class B Common Stock that is cut back.

If a Shareholder of record does not make an election by the election deadline, such Shareholder will receive the Default Election. Based on the final results of the election and any proration, immediately prior to the Distribution, Altice USA will convert shares of Class B Common Stock into the requisite number of shares of Class A Common Stock for the Distribution.

As of the date of this Shareholders’ Circular, Altice, through its indirect wholly owned subsidiary, CVC 3, owns 5,281,258 shares of Class A Common Stock and 490,085,674 shares of Class B Common Stock. CVC 3 is also the sole member of Neptune Holding US GP LLC, which is the sole general partner of Neptune. In connection with the Distribution, shares of Class A Common Stock and Class B Common Stock will be distributed by CVC 3 to Altice and then Altice will transfer such shares to its Shareholders. In addition, as of the date of this Shareholders’ Circular, Altice indirectly, through Neptune, owns 46,174,784 shares of Class A Common Stock.

Fractional shares

Fractional shares of Altice USA Shares will not be distributed in the Distribution. Fractional shares of Class A Common Stock and Class B Common Stock (after conversion into shares of Class A Common Stock) will be aggregated into whole shares of Class A Common Stock, which will be sold in the open market at prevailing market prices.

The aggregate cash proceeds from such sales, net of any brokerage fees and other costs, will be distributed pro rata to holders who would have otherwise been entitled to receive a fractional share in the Distribution.

4.2.3                    Recommendation

After having considered the possible alternatives and having obtained advice from external financial and legal advisers, the Board believes the Distribution to be the most effective and expedient way to implement the proposed Separation.

4.3                              The conditions to the Separation

The implementation of the proposed Separation is subject to the satisfaction or waiver of certain conditions. These conditions are:

•                                         The General Meeting adopting:

(i)                                    the proposal to approve the Separation(agenda item 6 of the AGM); and

(ii)                                 the proposal to amend Altice’s articles of association (agenda item 7a of the AGM agenda).

•                                         the obtaining of the required U.S. regulatory approvals;

•                                         the S-1 having been declared effective by the SEC;

•                                         the approval of the AFM for the publication of a prospectus by Altice USA;

•                                         the adoption of the required resolutions by the relevant corporate bodies of Altice USA;

•                                         the entry into the Master Separation Agreement and the entry into, amendments to or termination of various arrangements between Altice, Next Alt and Altice USA, such as a license to use the Altice brand, the stockholders’ agreement among Altice USA, Altice and certain other parties and the management agreement pursuant to which Altice USA pays a quarterly management fee to Altice;

•                                         the declaration and payment of a one-time USD 1.5 billion dividend to Altice USA’s stockholders as of a record date prior to the Distribution;

•                                         no laws in effect or governmental orders issued by a governmental authority of competent jurisdiction that enjoins or makes illegal the consummation of the proposed Separation.

Altice shall, in its sole and absolute discretion, determine the record date, the date of the Distribution and, subject to the RPT Policy, all terms of the Distribution, including the form, structure and terms of any transaction and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.

Altice may at any time and from time to time until the Distribution decide to abandon or modify the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the distribution or, subject to the RPT Policy, modifying or changing the terms of the Distribution if, at any time, the Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of Altice or its shareholders or is otherwise not advisable.

4.4                              The timing

Subject to the satisfaction and/or waiver of the conditions described in section 4.3 (The conditions to the Separation), we expect (in the most optimistic scenario) the election period to start at the end of May, 2018 and end in the beginning of June, 2018. Subsequently, we expect the Distribution to take place at the beginning of June, 2018. The exact timing may change. Altice will publish all relevant information after the AGM, including the ex-dividend date, distribution record date, the election period and the date of the distribution.(9)

(9)                                In accordance with article 5:25k of the Dutch Act on Financial Supervision (Wet op het financieel toezicht).

5                                        CONSEQUENCES FOR ALTICE

5.1                              Introduction

We have reviewed the standalone going concern business plan for Altice Europe, separate from Altice USA. We strongly believe that the combination of our operational execution plan for Altice Europe, our non-core asset disposal program and the long-term capital structure of Altice Europe, in conjunction with strong liquidity, will allow Altice Europe to create significant equity value while reducing leverage.

5.2                              Operational execution plan for Europe with focus on France

The new management team for France will deliver on the following operational agenda:

•                                         maintaining subscriber acquisition levels;

•                                         significantly reducing churn;

•                                         maintaining network quality leadership in mobile services;

•                                         expanding the FTTH network commensurate with Altice France’s market position;

•                                         separating TV business from core communications business; and

•                                         restoring SFR brand with customers, partners and employees in the long run.

As regards to our other businesses, focus will be on optimizing performance at MEO, HOT and Altice Dominicana. In parallel, we have a clear plan to further strengthen our long-term balance sheet as we execute our non-core asset disposals. Altice is advancing its potential disposal processes of non-core assets, which include its non-strategic tower portfolio and its operations in the Dominican Republic.

On February 12, 2018, Altice announced that it completed the sale of its telecommunications solutions business and data center operations in Switzerland, green.ch AG and Green Datacenter AG, to InfraVia Capital Partners.

On March 12, 2018, Altice announced that it had entered into exclusivity with Tofane Global, a Paris-based telecommunications and digital player specializing in international carrier services, for the sale of its international wholesale voice carrier business in France, Portugal and the Dominican Republic.

5.3                              Capital and debt structure

5.3.1                    General

The Group’s principle sources of liquidity are (i) operating cash flow generated by the Group’s subsidiaries and (ii) various revolving credit facilities and guarantee facilities that are available at each of the Group’s restricted groups, as applicable, for any requirements not covered by the operating cash flow generated.

As of December 31, 2017, Altice Luxembourg’s restricted group had an aggregate of EUR 200 million (equivalent) available borrowings under the 2014 Altice Luxembourg Revolving Credit Facility Agreement; Altice International’s restricted group had an aggregate of EUR 791 million (equivalent) available borrowings under the 2013 Altice Financing Revolving Credit Facility Agreement, the 2017 Guarantee Facility Agreement, the 2014 Altice Financing Revolving Credit Facility Agreement and the 2015 Altice Financing Revolving Credit Facility Agreement; the Altice France’s restricted group had an aggregate of EUR 1,125 million (equivalent) available borrowings under the 2014 SFR Revolving Credit Facility Agreement; Suddenlink’s restricted group had an aggregate of EUR 279.5 million (equivalent) available borrowings under the 2015 Cequel Revolving Credit Facility; and Cablevision’s restricted group had an aggregate of EUR 1,442.4 million (equivalent) available borrowings under the 2015 Cablevision Revolving Credit Facility.

The Group expects to use these sources of liquidity to fund operating expenses, working capital requirements, capital expenditures, debt service requirements and other liquidity requirements that may arise from time to time. The Group’s ability to generate cash from the Group’s operations will depend on the Group’s future operating performance, which is in turn dependent, to some extent, on general economic, financial, competitive, market, regulatory and other factors, many of which are beyond the Group’s control. As the Group’s debt matures in later years, the Group anticipates that it will seek to refinance or otherwise extend the Group’s debt maturities.

5.3.2                    Consequences after Separation

Altice expects no material change will occur in relation to Altice’s debt structure. The implementation of the proposed Separation will not affect the debt instruments in the Altice credit silos. Reference is made to the following silos:

•                                         Altice Luxembourg S.A. (“Altice Luxembourg”) (together with its subsidiaries, the “Altice Lux Silo”);

•                                         Altice International (together with its subsidiaries the “AI Silo”); and

•                                         Altice France (together with its subsidiaries the “Altice France Silo”).

The Altice Lux Silo, AI Silo and Altice France Silo (either alone or together) have the following issued and outstanding debt instruments:

•                                          USD 2,900 million of 7.75% senior notes due in 2022, EUR 2,075 million of 7.25% senior notes due in 2022, USD 1,480 million of 7.625% senior notes due in 2025, EUR 750 million of 6.25% senior notes due in 2025, and EUR 200 million revolving credit facility agreement, consisting of a EUR 14 million tranche maturing in May 2019 and a EUR 186 million tranche maturing in July 2021, each issued or (where applicable) entered into by Altice Luxembourg;

•                                          USD 4,000 million of 6% senior secured notes due in 2022, EUR 1,000 million of 5.375% senior secured notes due in 2022, USD 1,375 million of 6.25% senior secured notes due in 2024, EUR 1,250 million of 5.625% of senior secured notes due in 2024, USD 5,190 million of 7.375% senior secured notes due in 2026, EUR 1,125 million revolving credit facility agreement (as amended and restated from time to time), consisting of a EUR 370.5 million tranche maturing in May 2019 and a EUR 754.5 million tranche maturing in July 2021, EUR 2,145 million and USD 3,570 million term loan credit agreement (as amended and restated from time to time), consisting of EUR 1,145 million and USD 1,420 million tranches maturing in July 2025, and EUR 1,000 million and USD 2,150 million tranches maturing in January 2026, each issued or (where applicable) entered into by Altice France;

•                                         EUR 250 million of 9% senior notes due in 2023, USD 400 million of 8.125% senior notes due in 2024 and USD 385 million of 7.625% senior notes due in 2025, and USD 675 million of 4.75% senior secured notes due in 2028, each issued by Altice Finco S.A.;

•                                         USD 2,060 million of 6.625% senior secured notes due in 2023, EUR 500 million 5.25% senior secured notes due in 2023, USD 2,750 million of 7.5% senior secured notes due in 2026, EUR 330 million revolving credit facility agreement (as amended and restated from time to time), consisting of a EUR 52.5 million tranche maturing in June 2020 and a EUR 277.5 million tranche maturing in July 2021, EUR 501 million revolving credit facility agreement (as amended and restated from time to time), maturing in July 2021, EUR 80 million revolving credit facility agreement, maturing in July 2018 (as amended and restated from time to time), EUR 331 million guarantee facility agreement (as amended and restated from time to time), consisting of a EUR 15 million tranche maturing in June 2022 and a EUR 316 million tranche maturing in July 2021, EUR 300 million and USD 1,810 million term loan credit agreement (as amended and restated from time to time), consisting of a USD 910 million tranche maturing in July 2025, and EUR 300 million and USD 900 million tranches maturing in January 2026, each issued or (where applicable) entered into by Altice Financing S.A.; and

•                                         EUR 2,353 million facility (as amended and restated from time to time, the “ACF facility”), consisting of a EUR 240 million tranche maturing in June 2020, and a EUR 2,113 million tranche maturing in June 2021, each entered into by Altice Corporate Financing S.à r.l. (“Altice Corporate Financing”),

together referred to as the “Debt Instruments”. The proposed Separation will not result in: (i) any default and/or event of default in any of these Debt Instruments, (ii) an obligation by the applicable members of the Altice Lux Silo, AI Silo and/or Altice France Silo to make any mandatory prepayments under any of the Debt Instruments (iii) any additional condition to availability of any undrawn facility in the Altice Lux Silo, AI Silo and/or the Altice France Silo, (iv) a termination event or right by any lender with an outstanding commitment under any of the Debt Instruments and/or (v) create a lender’s right to refuse to fund under any of the Debt Instruments.

After the proposed Separation, Altice will, thus, still have access to its liquidity resources. Altice expects to continue to have access to the debt capital markets to enable it to maintain a capital structure with long dated maturities, a strong (consolidated) liquidity position and focus on debt reduction in line with its envisioned deleveraging strategy.

Altice will use EUR 625 million of its c. USD 1,008 million proceeds from the Altice USA special cash dividend to prepay, in part, the ACF facility and retain c. EUR 275 million on balance sheet to provide funding for the Altice TV division.

Pro forma for the dividend received from Altice USA, the reorganization and certain signed M&A transactions(10), Altice Europe’s net debt position would have been approximately EUR 30.9 billion as of December 31, 2017 with a weighted average life of c. 6.3 years and a weighted average cost of debt of c. 5.5%. Pro forma net leverage as of December 31, 2017 was 5.3x last 12 months EBITDA. There are no significant principal amounts of debt maturing at Altice France until 2022, no significant principal amounts of debt maturing at Altice International until 2023, no significant principal amounts of debt maturing at Altice Luxembourg until 2022.

(10)                          Signed disposals of green.ch AG and Green Datacenter AG in Switzerland (CHF 214 million or EUR 184 million equivalent EV, announced on December 1, 2017) and an acquisition of Media Capital (EUR 440 million EV, announced on July 14, 2017).

Altice Europe has a strong liquidity position with EUR 3.6 billion of cash and undrawn revolving credit facilities as of the end of December 31, 2017. Altice Europe plans to deleverage its balance sheet and bring financial leverage in line its stated target of c.4x net debt to EBITDA. Central to this deleveraging plan is the operational and financial turnaround in France and the return to revenue, profitability and cash flow growth.

In addition, Altice Europe is advancing its potential disposal processes of non-core assets, which include its non-strategic tower portfolio and its operations in the Dominican Republic. On February 12, 2018, Altice announced that it completed the sale of its telecommunications solutions business and data center operations in Switzerland, green.ch AG and Green Datacenter AG, to InfraVia Capital Partners. Together with the c. USD 1,008 million dividend proceeds from Altice USA, the successful conclusion of the disposal program is expected to result in a significant reduction in leverage of Altice Europe and enhance Altice Europe’s strong liquidity profile.

We do not expect any rating implication for Altice’s outstanding instruments.

5.4                              Unaudited illustrative financial information on Altice

This Shareholders’ Circular includes unaudited illustrative financial information (see Schedule 1) regarding Altice as per December 31, 2017, reflecting the situation as if on that date the proposed Separation was implemented, and, audited by Deloitte.

5.5                              Governance of Altice

5.5.1                    Board

Following the proposed Separation, Altice and Altice USA will be led by separate management teams. Mr. Drahi, founder of Altice, will retain control of both companies through Next Alt and is committed to long-term ownership. In addition, following the proposed Separation, Mr. Drahi will serve as president of the Board of Altice and chairman of the Board of Altice USA.

We believe that the presence of Mr. Drahi on our Board will provide direct, clear leadership of the Altice Europe business to deliver on its potential.

5.5.2                    Remuneration and dividend policy of Altice

Altice has not paid any dividends since its incorporation. In 2018, Altice intends to distribute in kind its 67.2% interest(11) in Altice USA to its Shareholders, with a view to separating Altice USA from Altice and the rest of the Group.

In future years, Altice intends to assess the relevance of paying dividends in light of its key objectives of increasing operational efficiencies of its existing businesses, driving growth through reinvestment and integrating its acquired businesses by utilizing the Altice Europe Group’s operational expertise, scale and investment support, as well as its strategy to prioritise investments in its infrastructure, portfolio of rights or value-accretive acquisitions.

Within this framework, Altice will at times consider returning capital to the Shareholders through ordinary and exceptional dividend as well as share buy-backs if deemed adequate on the basis of its strategy.

5.6                              Risk factors relating to Altice

5.6.1                    Risk factors relating to the European business

Information on risk factors relating to the European business can be found in Altice’s 2017 management report (available via http://altice.net/).

5.6.2                    Risk factors relating to the Separation

Described below and elsewhere in this Shareholders’ Circular are the risks relating to the Separation considered to be the most material, although there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could also have material adverse effects on our results of operations, financial condition, business or operations in the future.

In addition, our past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. This Shareholders’ Circular also contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below and elsewhere in this Shareholders’ Circular.

(11)                         Excluding shares indirectly owned by Altice through Neptune.

Due to the proposed Separation, Altice has prepared pro forma European financial statements (the “European Financial Statements”) (see Schedule 1 of this Shareholders’ Circular) for the purpose of this Shareholder’ Circular based on carve-out financial information. The financial information presented in this Shareholders’ Circular therefore differs from what the financials would have been if the European business had already been independent and is not necessarily representative of the historic or future position of Altice as a separate, publicly listed company.

The European Financial Statements do not necessarily reflect the results of operations, financial condition and cash flows following the proposed Separation, nor are they indicative of future results:

•                                         the European Financial Statements do not fully reflect any potential increased costs associated with being an independent publicly listed company, including possible changes in Altice Europe Group’s cost structure, management, financing arrangements and business operations as a result of the proposed Separation;

•                                         as a separate smaller group, the Altice Europe Group may lose the benefit of some economies of scale; and

•                                         the adjustments made to prepare the European Financial Statements do not reflect, among other things, changes in Altice Europe Group’s funding as a result of the proposed Separation.

Potential indemnification liabilities to Altice USA pursuant to the Master Separation Agreement and the Indemnification Agreement could subject the Group to substantial liabilities.

Altice and Altice USA will enter into the Master Separation Agreement and a set of ancillary agreements to document the various arrangements between the two companies to effect the proposed Separation (see section 3.5 (The Master Separation Agreement and ancillary agreements)). Among other things, the Master Separation Agreement provides for indemnification obligations designed to make Altice financially responsible for substantially all liabilities that may exist relating to the European business, whether incurred prior to or after the proposed Separation.

In January, 2018, Altice and Altice USA entered into the Indemnification Agreement in connection with the Separation, which provides for indemnification obligations designed to make Altice financially responsible for certain losses of Altice USA arising out of or based upon (i) this Shareholders’ Circular, (ii) certain filings, notices and submissions made by Altice USA with governmental authorities in connection with the proposed Separation, including filings made with the SEC and AFM, and (iii) any notifications, filings or submissions made by Altice with governmental authorities having jurisdiction over Altice in connection with the proposed Separation or the Distribution.

If Altice is required to indemnify Altice USA under the circumstances set forth in the Master Separation Agreement or the Indemnification Agreement, Altice may be subject to substantial liabilities, which may have a material adverse effect on its business, results of operations and financial condition.

In connection with the proposed Separation, Altice USA agreed to indemnify Altice for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Altice USA’s ability to satisfy its indemnification obligation will not be impaired in the future.

The Master Separation Agreement provides for indemnification obligations designed to make Altice USA financially responsible for substantially all liabilities relating to the U.S. business, whether incurred prior to or after the proposed Separation. In addition, the Indemnification Agreement provides for indemnification obligations designed to make Altice USA financially responsible for certain losses of Altice arising out of or based upon (i) this Shareholders’ Circular, (ii) certain filings, notices and submissions made by Altice USA with governmental authorities in connection with the proposed Separation, including filings made with the SEC and AFM, and (iii) any notifications, filings or submissions made by Altice with governmental authorities having jurisdiction over Altice in connection with the proposed Separation or the Distribution.

However, third parties could seek to hold Altice responsible for any of the liabilities that Altice USA has agreed to retain, and there can be no assurance that the indemnity from Altice USA will be sufficient to protect Altice against the full amount, or any, of such liabilities, or that Altice USA will be able to satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Altice USA any amounts for which Altice is held liable, Altice may be temporarily required to bear these losses itself. After the proposed Separation, Altice’s insurers may deny coverage to Altice for liabilities of Altice USA associated with occurrences prior to the proposed Separation. Even if Altice ultimately succeeds in recovering liabilities from such insurance providers, Altice may be required to temporarily bear such loss of coverage.

If Altice USA is unable to satisfy its indemnification obligations or if insurers deny coverage, the underlying liabilities may have a material adverse effect on Altice’s business, results of operations and financial condition.

The Indemnification Agreement provides for indemnification obligations designed to make Altice USA financially responsible for substantially all liabilities relating to the filing of certain public documents, including this Shareholders’ Circular, to the SEC, AFM and any other governmental authorities. However, there can be no assurance that the indemnity from Altice USA will be sufficient to protect Altice against the fully amount, or any, liabilities relating to the filing of certain public documents referenced in the Indemnification Agreement.

Altice may face increased expenses as a result of operating independently from the U.S. business.

In the future, Altice (and its subsidiaries) will no longer benefit from funding previously provided by Altice USA or from external financing supported by collateral provided by Altice USA (e.g., guarantees).

Without further support activities of Altice USA and dependent on Altice’s own credit standing, its future financing and its providing guarantees as security for Altice’s (and its subsidiaries’) contractual obligations towards third parties may become more difficult and more expensive. The proposed Separation may also lead to the loss of business opportunities and higher procurement costs as Altice’s business partners took into consideration other business opportunities relating to Altice USA when they entered into business with the Group (including Altice and Altice USA) previously. Any of the foregoing developments may have a material adverse effect on Altice’s competitive position and its business, results of operations, financial condition and prospects.

6                                        CONSEQUENCES FOR ALTICE USA

6.1                              Introduction

After careful consideration, Altice and Altice USA believe that the proposed Separation will have a positive impact on Altice USA.

6.2                              Financial information on Altice USA

For financial information on Altice USA, reference is made to the Altice USA Annual Report (available via http://www.alticeusa.com/annual-reports). The capital and debt considerations are described in section 6.4 (Capital and debt structure).

We do not expect any rating implication for Altice USA’s outstanding debt instruments.

6.3                              Governance of Altice USA

Following the Separation, Mr. Drahi, founder of Altice, will serve as chairman of the board of Altice USA. In addition, following the Distribution, two additional directors to the Altice USA board of directors are expected to be designated for nomination by Next Alt.

6.4                              Capital and debt structure of Altice USA

The proposed Separation will have no impact on the debt structure of Altice USA which comprises the two separate Optimum and Suddenlink debt silos other than the effect of the financing transactions related to the USD 1.5 billion special cash dividend (as described in section 4.3 (Conditions to the Separation)).(12) The dividend is expected to be funded via a USD 1.0 billion mix of fixed and floating-rate guaranteed debt at Optimum plus a USD 500 million revolving credit facility draw at Optimum / Cablevision.

Altice USA will benefit from a significantly enlarged free float from approximately 10% to approximately 42% following the proposed Separation, providing for enhanced trading liquidity in its Class A Common Stock. Altice USA confirms its efficiency targets set out at the time of the acquisitions of Suddenlink and Optimum. At the same time, Altice USA affirms that its fiber (FTTH) deployment and new full mobile virtual network operator (MVNO) network investment will be executed within the historical capex envelope.

(12)                         Note that the satisfaction of this Separation condition is subject to the discretion of Altice.

At the end of Q4 2017, Altice USA’s reported net debt position was USD 20.8 billion and Altice USA’s net leverage was 5.1x last 12 months EBITDA. As adjusted for the dividend, Altice USA’s net debt position as of Q4 2017 would have been approximately USD 22.2 billion with a weighted average life of c.6.3 years and a weighted average cost of debt of c.6.2%. Pro forma leverage as of Q4 2017 would have been 5.5x last 12 months EBITDA.

There are no material maturities at Suddenlink until 2020 and near-term maturities at Optimum are covered by available revolving credit facilities pro forma for the dividend payment. As adjusted for the dividend, Optimum’s net debt position as of Q4 2017 would have been approximately USD 15.5 billion with a weighted average life of c. 6.5 years and a weighted average cost of debt of c. 6.6%. Pro forma leverage as of Q4 2017 would have been 5.6x last 12 months EBITDA (vs. 5.1x as reported pre-dividend). During Q4 2017 Optimum repaid USD 725 million of its drawn revolving credit facility. Near-term maturities at Optimum are covered by available revolving credit facilities pro forma for the dividend payment.

Suddenlink’s net debt position was approximately USD 6.7 billion as of Q4 2017 with a weighted average life of c. 5.9 years and a weighted average cost of debt of c. 5.5%. Leverage as of Q4 2017 was 5.3x last 12 months EBITDA which is unaffected by the Altice USA special cash dividend. There are no material maturities at Suddenlink until 2020. Altice USA notes the significant and rapid deleveraging at both Optimum and Suddenlink since the completion of their respective acquisitions as a result of underlying growth and improved cash flow generation.

Following recent developments, Altice USA now targets leverage of 4.5-5.0x net debt to EBITDA (reduced from prior target of 5.0-5.5x).

6.5                              Risk factors relating to the U.S. business

Extensive information on risk factors relating to the U.S. business can be found in item 1A (Risk Factors) of the Altice USA Annual Report (available via http://www.alticeusa.com/annual-reports).

6.6                              U.S. tax considerations

There will be no U.S. corporate income tax or withholding tax due at Altice USA as a result of the Distribution in kind.

7                                        CONSEQUENCES FOR SHAREHOLDERS

7.1                              Introduction

After the proposed Separation, the Shareholders are likely to experience a period of churn as the Altice USA shares find natural holders (either with existing Altice USA holders or new holders). Following the proposed Separation, we expect an elevated volume and volatility due to the expanded float and the redistribution effect of Altice USA.

7.2                              Shareholders will receive shares in Altice USA

As explained in section 4.2 (The Separation), the Shareholders will receive Altice USA Shares on a pro rata basis to their shareholdings in Altice. Altice’s 67.2% interest in Altice USA will be distributed to the Shareholders.

Holders of shares of NV Class A Common Stock and holders of shares of NV Class B Common Stock will participate in the Distribution on equal terms.

7.3                              Entitlement to profits of Altice USA

Following the pro rata Distribution, the Shareholders will have the same proportionate economic interest in Altice and Altice USA as they did immediately before the Distribution. As such, following the Distribution, the Shareholders will be fully entitled to the shared profits of Altice USA based on their direct shareholdings therein.

7.4                              Conversion of shares of Class B Common Stock into shares of Class A Common Stock

Shares of Class B Common Stock are not listed on any securities exchange but each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder. The Class A Common Stock is listed on the NYSE under the ticker symbol “ATUS”.

Following the proposed Separation, holders of shares of Class B Common Stock may convert such shares into Class A Common Stock. If you hold shares through a broker-dealer or financial institution, you will need to instruct such broker-dealer or financial institution to effect the conversion in accordance with its policies.

7.5                              Dutch tax considerations

7.5.1                    Taxation in the Netherlands

This paragraph outlines the principal Dutch tax consequences of the Distribution. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of shares in Altice.

For Dutch tax purposes, a Shareholder may include an individual, or an entity, that does not hold the legal title of the Shares, but to whom nevertheless the Shares, or their income, are attributed based either on this individual or entity owning a beneficial interest in the Shares or based on specific statutory provisions.

This paragraph is intended as general information only. A Shareholder should consult his own tax adviser regarding the tax consequences of the Distribution in kind of the Shares.

This paragraph is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this Shareholders’ Circular, including, for the avoidance of doubt, the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this paragraph made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. This paragraph does not address the impact of treaties for the avoidance of double taxation concluded by the Netherlands.

In accordance with common practice, the Company has requested a tax ruling about the Dutch tax consequences of the proposed Distribution and it is awaiting the Dutch Tax Authorities’ response.

This paragraph does not describe the possible Dutch tax considerations or consequences that may be relevant to a Shareholder:

(i)                                    who is an individual and for whom the Distribution is attributable to employment activities, the income from which is taxable in the Netherlands;

who is an individual engaged in miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer) which has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in Altice within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a substantial interest in Altice arises if the Shareholder, alone or — in case of an individual — together with his partner, owns or holds certain rights to shares, including rights to directly or indirectly acquire shares, representing, directly or indirectly, 5 percent or more of the issued capital of Altice or of the issued capital of any class of shares in Altice;

(ii)                                 that is an entity which under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), is not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

(iii)                              that is an investment institution (beleggingsinstelling) as described in section 6a or 28 CITA; or

(iv)                             that is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the Shares (as defined in section 13 CITA). Generally, a Shareholder is entitled to the participation exemption if it is subject to Dutch corporate income tax and it, or a related entity, holds an interest of 5% or more of the nominal paid-up share capital in Altice.

7.5.2                    Withholding tax

A Shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by Altice. The Shareholder will not be subject to Dutch dividend withholding tax for any receipts on the shares in Altice in connection with the Distribution, since the Distribution will be made as a partial repayment of recognised paid-up capital (erkend gestort kapitaal).

7.5.3                    Taxes on income and capital gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders:

(i)                                    individuals who are resident or deemed to be resident in the Netherlands (“Dutch Individuals”); and

(ii)                                 entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands (“Dutch Corporate Entities”).

Dutch Individuals engaged or deemed to be engaged in an enterprise

Dutch Individuals engaged or deemed to be engaged in an enterprise are generally subject to income tax at statutory progressive rates with a maximum of 52%. In case the shares in Altice are attributable to the enterprise, the Distribution will be taxable as a profit derived from the enterprise.

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities and not having a substantial, or fictitious substantial, interest

Generally, the Shares held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities and who does not have a substantial or fictitious substantial interest, will be subject annually to an income tax imposed on a fictitious yield on the shares in Altice. The shares in Altice held by this Dutch Individual will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Since the regime of savings and investments does not tax the actual yield, the Distribution will not be taxed directly under the regime for savings and investments.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% with respect to any benefits derived or deemed to be derived from the shares in Altice, including the Distribution in kind of the Shares. The Distribution will be taxable as a profit derived from the enterprise.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders:

(i)                                    individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Individuals”); and

(ii)                                 entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Corporate Entities”).

Non-Dutch Individuals

A Non-Dutch Individual will not be subject to any Dutch taxes in relation to the Distribution, unless:

(i)                                    the Non-Dutch Individual derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of this enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the shares in Altice are attributable; or

(ii)                                 the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the shares in Altice are attributable.

Non-Dutch Corporate Entities

A Non-Dutch Corporate Entity will not be subject to any Dutch taxes in relation to the Distribution, unless:

(i)                                    the Non-Dutch Corporate Entity derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands, to which the Shares are attributable; or

(ii)                                 the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Shares are attributable.

7.5.4                     Other Dutch taxes and duties

No other Dutch taxes, including turnover or value added taxes and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the Shareholder by reason only of the Distribution.

7.6                              U.S. tax considerations

7.6.1                    Introduction

This summary solely addresses certain U.S. federal income tax consequences from the proposed Separation to U.S. holders (the “U.S. Holder”) (as defined below) of Altice shares. This summary applies solely to U.S. Holders that hold Altice shares as capital assets for U.S. federal income tax purposes.

It does not purport to be a comprehensive description of all U.S. tax considerations that may be relevant to the proposed Separation and does not purport to describe every aspect of U.S. federal income taxation that may be relevant to a particular U.S. Holder.

This summary does not address tax considerations applicable to a U.S. Holder that may be subject to special tax rules, including, without limitation, a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, banks, thrifts, or other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organisations, persons that holds the Altice shares through partnerships or other pass-through entities or as part of a hedge, straddle or conversion transaction for tax purposes, persons whose functional currency for U.S. federal tax purposes is not the U.S. dollar, certain former citizens and long-term residents of the U.S., a person that owns or is deemed to own 5% or more, by vote or value, of Altice, a person that holds Altice shares as part of a straddle or a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes, or a person that acquired the Altice shares pursuant to the exercise of employee stock options or otherwise as compensation. Moreover, this summary does not address the U.S. federal estate, gift, or alternative minimum tax consequences, or any state, local or non-U.S. tax consequences, of the proposed Separation.

Additionally, this summary does not address tax consequences to an entity treated as a partnership for U.S. federal income tax purposes that holds Altice shares, or a partner in such partnership.

The U.S. federal income tax treatment of each partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Altice shares are urged to consult their own tax advisers.

This summary is based on the Internal Revenue Code, U.S. Treasury Regulations promulgated thereunder, and judicial and administrative interpretations of the foregoing, each as available and in effect or, in the case of Treasury Regulations, proposed, on or before the date hereof.

All of the foregoing authorities are subject to change or differing interpretations, possibly with retroactive effect, which could affect the U.S. federal income tax consequences described below. Furthermore, neither Altice nor Altice USA has obtained or will obtain a ruling from the IRS regarding the U.S. federal income tax treatment described herein. Consequently there is no guarantee that the IRS will treat the proposed Separation in the manner described herein.

For the purposes of this summary, a U.S. Holder is a beneficial owner of Altice shares that will ultimately acquire, pursuant to the proposed Separation, Altice USA shares and that is, for U.S. federal income tax purposes: a citizen or individual resident of the U.S.; a corporation, or any other entity treated as a corporation, created or organised under the laws of the U.S., any State therein or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust that (i) is subject to the primary supervision of a court within the U.S. and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

U.S. Holders should consult their tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, non-U.S. and other tax consequences to them regarding the tax consequences of the proposed Separation and the acquisition, ownership and disposal of the Shares in light of their particular circumstances.

7.6.2                    The Separation

It is expected that, for U.S. federal income tax purposes, the proposed Separation will be treated as a Distribution on the Altice shares in an amount equal to the fair market value of the Shares and any cash received in lieu of fractional Shares. As a result, the Distribution of the Shares pursuant to the proposed Separation will be taxable as a foreign-source dividend to a U.S. Holder to the extent of current and accumulated earnings and profits of Altice, and will not be eligible for the dividends received deduction allowed to corporations (unless the corporate U.S. Holder owns 10% or more of Altice by vote and value).

The current earnings and profits of Altice will include, but are not limited to, any earnings and profits resulting from the portion of the special cash dividend distributed by Altice USA to CVC 3 prior to the Separation, as well as from the recognition of gain by Altice with respect to its Shares pursuant to the proposed Separation.

Subject to certain holding period requirements relating to short-term positions and except with respect to certain hedged equity positions for which no holding period accrues, dividends paid to a non-corporate U.S. Holder by certain “qualified foreign corporations” that constitute qualified dividend income are taxable to the U.S. Holder at the preferential rates applicable to long-term capital gains.

For this purpose, Altice is expected to be treated as a “qualified foreign corporation” and, accordingly, Altice expects that any amount treated as a dividend paid by Altice pursuant to the proposed Separation will constitute qualified dividend income, provided that the holding period and similar requirements are met.

Any amount of cash received pursuant to the proposed Separation (i.e., in lieu of fractional shares) that a U.S. Holder must include in income will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the payment is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S.

Holder includes the cash payment in income to the date the holder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rates applicable to qualified dividend income.

To the extent the fair market value of the Shares distributed to a U.S. Holder pursuant to the proposed Separation and any cash received by such U.S. Holder in lieu of fractional Shares exceed the current and accumulated earnings and profits of Altice allocable to the Altice shares held by such U.S. Holder, such excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the Altice shares and thereafter as capital gain.

A U.S. Holder’s tax basis in the Shares received pursuant to the proposed Separation generally would equal the fair market value of the Shares on the date of the proposed Separation, and the holding period for those interests generally would begin on the day after the proposed Separation. Except to the extent that the Distribution of the Shares is treated as a return of capital as described above, the Distribution would generally not affect a U.S. Holder’s tax basis in its Altice shares.

U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any Distribution received from Altice pursuant to the proposed Separation.

The non-U.S. Holders of Altice shares will not be subject to U.S. federal income tax on the Separation (unless the receipt of the Shares pursuant to the Separation is considered to be effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, and if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder in the U.S.).

7.6.3                    PFIC Considerations

Altice believes, and the discussion in this section regarding the tax consequences of the proposed Separation is based on the determination, that Altice is not and has not been a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the taxable year of the proposed Separation or any prior taxable year. Because the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination, the IRS might not agree that Altice is not a PFIC.

If this determination were incorrect, the tax consequences of the proposed Separation to U.S. Holders of Altice shares could be different and could be materially more adverse than described herein. U.S. Holders should therefore consult their tax advisors as to the application of the PFIC rules in the event that their Altice shares were treated as stock of a PFIC.

7.6.4                    Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between USD 125,000 and USD 250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains with respect to its Altice shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of the proposed Separation.

7.6.5                    Backup Withholding and Information Reporting

Information reporting requirement my apply to dividend payments or other taxable distributions made to the U.S. Holders within the U.S. Additionally, backup withholding may apply to such payments if a U.S. Holder fails to comply with applicable certification requirements or are notified by the IRS that such Holder has failed to report all interest and dividends required to be shown on its federal income tax returns.

Payments of cash in lieu of fractional shares may, under certain circumstances, be subject to backup withholding unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the applicable U.S. Holder’s U.S. federal income tax liability, provided that such U.S. Holder furnishes the required information to the IRS. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such U.S. Holder’s income tax liability by filing a refund claim with the IRS.

8                                        RECOMMENDATION TO SHAREHOLDERS

Having given due and careful consideration to the strategic considerations set forth in this Shareholders’ Circular and the financial and social aspects and consequences thereof, the Board believes that pursuing two independent strategic directions for Altice and Altice USA is in the best interests of the Shareholders and Altice’s customers, employees, investors and all other stakeholders. The Board therefore unanimously recommends that Shareholders vote in favour of the proposal to approve the Separation (agenda item 6 on the AGM agenda).

Defined terms

Capitalised terms used in this Shareholders’ Circular have the meaning given below, unless the context requires otherwise (words in the singular include the plural and vice versa).

2013 Altice Financing Revolving Credit Facility Agreement

The EUR 80,000,000 revolving facility agreement originally dated July 1, 2013, as amended on August 2, 2013, October 14, 2013, February 28, 2014, May 14, 2014, June 24, 2014, August 27, 2014, November 19, 2014 and January 20, 2016, between, among others, Altice Financing S.A. as company and Citibank Europe PLC, UK Branch as facility agent.

2014 Altice Financing Revolving Credit Facility Agreement

The EUR 501,000,000 revolving facility agreement dated December 9, 2014, as amended and restated on December 10, 2014 and as further amended on June 2, 2016 and July 18, 2016, between, among others, Altice Financing S.A. as company and Citibank Europe PLC, UK Branch as facility agent.

2014 Altice Luxembourg Revolving Credit Facility Agreement

The EUR 200,000,000 revolving credit facility agreement originally dated May 8, 2014, between, among others, Altice SA, as borrower, Deutsche Bank AG, London Branch, as facility agent, and Deutsche Bank AG, London Branch, as security agent.

2014 SFR Revolving Credit Facility Agreement

The revolving credit facility agreement, dated as of May 8, 2014, as amended on April 23, 2015 and February 18, 2016, and as amended and restated on July 6, 2016, and as amended on June 20, 2017, by and among, inter alios, Altice France, Numericable U.S. LLC, the mandated lead arrangers party thereto, the lenders party thereto, Deutsche Bank AG, London Branch as facility agent, Deutsche Bank AG, London Branch, as security agent and the other agents named therein.

2015 Altice Financing Revolving Credit Facility Agreement

The EUR 330,000,000 revolving facility agreement originally dated January 30, 2015, as amended and restated on June 30, 2016, between, among others, Altice Financing S.A. as company and Citibank Europe PLC, UK Branch as facility agent.

2015 Cablevision Revolving Credit Facility

The USD 2,105,000,000 senior secured revolving credit facility made available under the credit facilities agreement entered into on October 9, 2015 by, inter alia, CSC Holdings, LLC, certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and security agent, as amended, restated, supplemented or otherwise modified on June 20, 2016, June 21, 2016, July 21, 2016, September 9, 2016, December 9, 2016 and March 15, 2017, respectively.

2015 Cequel Revolving Credit Facility

The USD 350,000,000 revolving credit facility available under the credit facilities agreement entered into on June 12, 2015, inter alios, Altice US Finance I Corporation, certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and security agent (as amended, restated, supplemented or otherwise modified on October 25, 2016, December 9, 2016 and March 15, 2017).

2017 Guarantee Facility Agreement	The guarantee facilities agreement dated June 23, 2017 between, among others, Altice Financing S.A. as company and J.P. Morgan Europe Limited as facility agent.

A4	A4 S.A., a limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg.

AFM	Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten)

AGM	Annual General Meeting, to be held in Amsterdam, the Netherlands, on May 18, 2018, beginning at 11.00 a.m. (CET).

Al Silo	Altice International together with its subsidiaries.

Altice	Altice N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands.

Altice Corporate Financing	Altice Corporate Financing S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg.

Altice Dominicana	Altice Dominicana S.A, formerly named Altice Hispaniola S.A., a public limited company (sociedade anónima) incorporated under the laws of the Dominican Republic.

Altice Europe	New statutory name of Altice post Separation.

Altice Europe Group	Altice and its subsidiaries in the meaning of Section 2:24b DCC after the Separation.

ACF Facility

EUR 2,353 million guarantee facility (as amended and restated from time to time), consisting of a EUR 240 million tranche maturing in June 2020, and a EUR 2,113 million tranche maturing in June 2021, each entered into by Altice Corporate Financing.

Altice France	Altice France S.A., a public limited liability company (société anonyme) incorporated under the laws of France, which was formerly named SFR Group S.A..

Altice Group Lux	Altice Group Lux S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg.

Altice Hispaniola	Altice Hispaniola S.A., a public limited company (sociedade anónima) incorporated under the laws of the Dominican Republic, which was renamed Altice Dominicana S.A. in November 2017.

Altice France Silo	Altice France together with its subsidiaries.

Altice France Silo	Altice France together with its subsidiaries.

Altice International	Altice International S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg.

Altice Luxembourg	Altice Luxembourg S.A., a limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg.

Altice Lux Silo	Altice Luxembourg together with its subsidiaries.

Altice SA	Altice S.A., a public limited company (société anonyme) which was formerly incorporated under the laws of Grand Duchy of Luxembourg, and which merged with Altice in 2015.

Altice USA	Altice USA, Inc., a Delaware corporation, with the State of Delaware Division of Corporations registration number 5823808.

Altice USA Annual Report	Altice USA’s most recent annual report on Form 10-K filed with the SEC on March 6, 2018.

Altice USA Shares	Class A Common Stock and Class B Common Stock.

AMS	Altice Media Solutions, the advertising sales division of Altice USA.

ATS	Altice Technical Services US Corp.

B2B	Business-to-business.

B2C	Business-to-consumers.

Board	The board of directors of Altice.

Cablevision or Optimum	Cablevision Systems Corporation, a corporation incorporated under the laws of Delaware.

Class B Cap

The number of shares of Class B Common Stock distributed will be subject to a cap of 247.7 million shares, representing 50% of the total shares of Altice USA shares being distributed and approximately one-third of the total issued share capital of Altice USA.

Class B Common Stock	Altice USA’s Class B common stock par value USD 0.01 per share.

CVC 3	CVC 3 B.V., a private company with limited liability (besloten vennootschap) incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands.

CITA	Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

DCC	Dutch Civil Code.

Default Election	If Shareholder as of the record date does not make an election by the election deadline, such Shareholder will receive only shares of Class A Common Stock in the Distribution.

Distribution	The planned pro rata distribution by Altice to its Shareholders of 495,366,932 shares consisting of a combination of Class B Common Stock and Class A Common Stock.

Dutch Corporate Entities	Entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands.

Dutch Individuals	Individuals who are resident or deemed to be resident in the Netherlands.

Euronext Amsterdam	Euronext in Amsterdam, a regulated market of Euronext Amsterdam N.V.

Exchange Act	U.S. Securities Exchange Act of 1934, as amended.

European Financial Statements	Pro forma European Financial Statements.

FFTH	A fiber-to-the-home network.

French Overseas Territories	Guadeloupe, Martinique, French Guiana, La Réunion and Mayotte.

General Meeting	The general meeting of our Shareholders, being the corporate body, or where the context so requires, the physical meeting of Shareholders.

Group	The current group including the Altice and Altice USA businesses before the proposed Separation.

HOT	HOT Telecommunication Systems Ltd., a corporation incorporated under the laws of Israel, and its subsidiaries.

HOT Mobile	HOT Mobile Ltd., a corporation incorporated under the laws of Israel.

Master Separation Agreement	The master separation agreement setting forth the principal actions to be taken in connection with the Distribution to be entered into by Altice and Altice USA.

MVPD’s	Multichannel video programming distributors.

Neptune	Neptune Holding US LP.

New York DMA	New York designated market area.

Next Alt	Next Alt S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg.

Non-Dutch Corporate Entities	Entities that are not resident and not deemed to be resident in the Netherlands.

Non-Dutch Individuals	Individuals who are not resident and not deemed to be resident in the Netherlands.

NV Class A Common Stock	Class A common shares in the share capital of Altice.

NV Class B Common Stock	Class B common shares in the share capital of Altice.

NYSE	New York Stock Exchange.

PDR Group	Next Alt, A4, Mr. Patrick Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates.

PFIC	Passive foreign investment company.

President	The president of Altice.

PT Portugal	PT Portugal S.G.P.S., S.A., a public limited company (sociedade anónima) incorporated under the laws of Portugal.

RPT Policy	The related party transaction approval policy of Altice USA in effect on the date hereof and as such policy may be amended or modified.

S-1	The registration statement on Form S-1 filed under the US Securities Act 1933, as amended, by Altice USA with the SEC on January 8, 2018, as it may be amended.

Securities Act	U.S. Securities Act of 1933, as amended.

SEC	The U.S. Securities and Exchange Commission.

Separation	The separation of the Altice USA business from Altice and the rest of the Group.

SFR	Société Française du Radiotéléphone-SFR S.A., a public limited liability company (société anonyme) incorporated under the laws of France.

SFR Media	The media business of Altice France.

SFR Telecom	The telecom business of Altice France.

Shareholder	A shareholder of Altice.

Shareholders’ Circular	This circular, addressed to our Shareholders.

Shares	The shares in Altice USA held by Altice.

Suddenlink or Cequel	Cequel Communications, LLC, a limited liability company incorporated under the laws of Delaware and a subsidiary of Cequel Corporation, doing business under the brand ‘Suddenlink’ in the U.S.

Tricom

Tricom S.A., a public limited company (sociedade anónima) incorporated under the laws of the Dominican Republic, which was merged into Altice Dominicana S.A. on January 1, 2018, and its subsidiary Global Interlink.

U.S.	United States of America.

U.S. Holder	A U.S. holder of shares in the share capital of Altice.

Disclaimers

Forward-looking statements

This Shareholders’ Circular contains certain forward-looking statements with respect to the financial condition, results of operations and business of Altice and certain of the plans and objectives of Altice with respect to these items and in particular with respect to the proposed Separation. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements.

Miscellaneous

Altice USA has filed a registration statement with the SEC for the offering to which this communication relates. You should read the preliminary prospectus in that registration statement and other documents Altice USA has filed with the SEC for more complete information about Altice USA. You may get these documents for free by visiting EDGAR on the SEC website at https://www.sec.gov/. Alternatively, you may also request a copy of the current preliminary prospectus, at no cost, by mail to Lisa Anselmo, Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101 USA. To review a filed copy of the current registration statement and preliminary prospectus, click the following link on the SEC website at https://www.sec.gov/ (or if such address has changed, by reviewing Altice USA filings for the relevant date on the SEC website): https://www.sec.gov/Archives/edgar/data/1702780/000104746918000085/a2234168zs-1.htm.

Prior to the start of the election period as referred to in section 4.4 (The timing), Altice USA will also publish a prospectus approved by the AFM.

Presentation of information

The information included in this Shareholders’ Circular reflects the situation as at the date of this Shareholders’ Circular, unless specified otherwise. The publication of this Shareholders’ Circular shall under no circumstances imply that the information contained herein is accurate and complete as of any time after the date of this Shareholders’ Circular or that there has been no change in the intentions or expectations of (the Board of) Altice in relation to the strategic decision to pursue two independent strategic directions focused on the European business and the U.S. business (including the method and timing thereof) since the date of this Shareholders’ Circular. The foregoing does not affect the obligation of Altice to make a public announcement pursuant to applicable laws.

Schedule 1                                                     Unaudited consolidated statement of financial position and unaudited consolidated statement of income for Altice (exclusive U.S. business) as per December 31, 2017

Unaudited Illustrative Statement of Income for the year ended December 31, 2017

Unaudited Illustrative Statement of Income for the year ended December 31, 2017 (€m)	Altice NV	Altice USA	Other Pro Forma Adjustments	Reference (see note 4)	Pro Forma Altice Europe
Revenues	23,499.8	(8,251.7)	(220.2)	(c), (d)	15,027.8
Purchasing and subcontracting costs	(7,391.5)	2,686.1	156.7	(c), (d)	(4,548.7)
Other operating expenses	(4,267.8)	1,108.4	7.3	(c), (d)	(3,152.1)
Staff costs and employee benefits	(2,709.7)	1,211.7	7.3	(c)	(1,490.7)
Depreciation, amortization and impairment	(6,961.2)	2,562.3	12.2	(c)	(4,386.7)
Other expenses and income	(1,221.1)	76.9	0.3	(c)	(1,144.0)
Operating profit	948.5	(606.4)	(36.4)		305.7
Interest relative to gross financial debt	(3,688.0)	1,359.5	43.3	(a), (c)	(2,285.2)
Other financial expenses	(450.3)	277.7	0.2	(c)	(172.5)
Finance income	487.3	(219.0)	0.1	(c)	268.3
Net result on extinguishment of a financial liability	(199.4)	64.7	—		(134.7)
Finance costs, net	(3,850.4)	1,483.0	43.6		(2,323.9)
Net result on disposal of business	—	—	119.6	(c), (d)	119.6
Share of earnings of associates	(23.1)	6.4	956.3	(a)	939.5
Loss before income tax	(2,925.0)	882.9	1,083.1		(959.0)
Income tax benefit	2,730.2	(2,331.6)	1.8	(c)	400.4
Loss for the period	(194.8)	(1,448.6)	1,084.9		(558.6)

Unaudited Illustrative Statement of Financial Position as at December 31, 2017

Unaudited Illustrative Statement of Financial Position as at December 31,
2017			Other Pro Forma	Reference (see	Pro Forma Altice
(€m)	Altice NV	Altice USA	Adjustments	note 4)	Europe
Non-current assets
Goodwill	22,302.4	(6,357.7)	—		15,944.6
Intangible assets	24,502.3	(15,334.6)	—		9,167.7
Property, plant & equipment	15,161.4	(4,791.3)	—		10,370.1
Investment in associates	49.4	(.0)	—		49.4
Financial assets	2,545.5	(1,444.0)	—		1,101.5
Deferred tax assets	157.3	(2.7)	—		154.6
Other non-current assets	466.9	(19.0)	—		447.9
Total non-current assets	65,185.2	(27,949.2)	—		37,236.0
Current assets					—
Inventories	461.4	—	—		461.4
Trade and other receivables	4,870.6	(444.4)	—		4,426.2
Current tax assets	235.0	(8.2)	—		226.9
Financial assets	93.4	(54.5)	442.1	(a)	481.0
Cash and cash equivalents	1,239.0	(274.4)	546.7	(a), (c)	1,511.4
Restricted cash	168.1	(0.2)	—		167.9
Total current assets	7,067.5	(781.6)	988.8		7,274.7
Assets classified as held for sale	184.3	—	(184.3)	(c), (d)	—
Total assets	72,437.0	(28,730.8)	804.5		44,510.7
Issued capital	76.5	—	—		76.5
Treasury shares	(370.1)		—		(370.1)
Share Premium	2,572.8	(2,454.6)	—		118.1
Reserves	(807.7)	(769.4)	449.3	(a), (c), (d)	(1,127.8)
Accumulated losses	(3,296.7)	(1,107.3)	1,084.9	(a), (b), (c), (d)	(3,319.1)
Equity attributable to owners of the Company	(1,825.2)	(4,331.4)	1,534.2		(4,622.4)
Non-controlling interests	1,244.2	(1.3)	—		1,243.0
Total equity	(581.0)	(4,332.6)	1,534.2		(3,379.4)
Non-current liabilities					—
Long term borrowings, financial liabilities and related hedging instruments	50,059.4	(16,779.3)	(625.0)	(a)	32,655.1
Other financial liabilities	1,963.1	(1,355.2)	—		607.9
Provisions	1,484.0	(171.8)	—		1,312.2
Deferred tax liabilities	4,355.2	(3,968.6)	—		386.6
Other non-current liabilities	637.7	(23.3)	—		614.4
Total non-current liabilities	58,499.4	(22,298.2)	(625.0)		35,576.1
Current liabilities					—
Short-term borrowings, financial liabilities	1,792.9	(832.1)	—		960.8
Other financial liabilities	2,394.0	(38.0)	—		2,356.0
Trade and other payables	8,368.8	(955.5)	—		7,413.3
Current tax liabilities	205.4	0.1	—		205.5
Provisions	542.4	(113.4)	—		429.0
Other current liabilities	1,110.4	(161.2)	—		949.2
Total current liabilities	14,413.9	(2,100.0)	—		12,314.0
Liabilities directly associated with assets classified as held for sale	104.7	—	(104.7)	(c), (d)	—
Total liabilities	73,018.0	(24,398.2)	(729.7)		47,890.1
Total equity and liabilities	72,437.0	(28,730.8)	804.5		44,510.7

1-                                     General Information

The accompanying unaudited illustrative statement of income for the year ended December 31, 2017, the accompanying illustrative statement of financial position as at December 31, 2017 and these explanatory notes (together the ‘‘Unaudited Illustrative Financial Information’’) present the unaudited pro forma consolidated financial information of Altice N.V. (the ‘‘Company’’ or the ‘‘Group’’), giving effect to each of the transactions described in the basis of preparation described in note 2.

The Unaudited Illustrative Financial Information does not give pro forma effect to:

•                                             the Group’s acquisition of Teads S.A. (‘‘Teads’’) for the 6 months period ended December 31, 2017. However, as a result of the acquisition of the Teads Group on June 22, 2017, the illustrative statement of income for the year ended December 31, 2017 contains information pertaining to the Teads Group;

•                                             the Group’s acquisition of Audience Partners for the 10 months period ended December 31, 2017. However, as a result of the acquisition of the Audience Partners on March 2, 2017, the illustrative statement of income for the year ended December 31, 2017 contains information pertaining to Audience Partners;

•                                             the Group’s acquisition of Pho Holding for the 3 months period ended December 31, 2017. On July 26, 2017, SFR Group obtained approval for the take-over of Pho Holding (owner of the Numero 23 channel) by NextRadioTV. Following the take-over, the consolidation method changed as September 30, 2017 (from equity accounted to full consolidation). However, as a result of the acquisition of the Pho Holding, the illustrative statement of income for the year ended December 31, 2017 contains information pertaining to Pho Holding;

•                                             the disposal of Coditel Brabant SPRL and Coditel S.à r.l. On June 19, 2017, the Group completed the sale of Coditel Brabant SPRL and Coditel S.à r.l, to Telenet Group BVBA, a direct subsidiary of Telenet Group Holding N.V.. After the final post-closing price adjustments, the Group received €280.8 million, and recognized a loss on sale after transactions costs of €24.0 million. However, as a result of the disposal, the illustrative statement of income for the year ended December 31, 2017 contains information pertaining to Coditel Brabant SPRL and Coditel S.à r.l; and

•                                             the disposal of the French wholesale business. On December 31, 2017, the Group was unable to isolate the figures related to the wholesale business in France in the Altice France S.A. consolidated financial statements.

The Board of Directors has concluded that these are not significant for the purpose of preparing the accompanying Unaudited Illustrative Financial Information.

The Unaudited Illustrative Financial Information does not give effect to any hedging effects that the Company or the Group may enter into to cover its different financing and acquisitions. The Unaudited Illustrative Financial Information has not been audited or reviewed.

The Unaudited Illustrative Financial Information does not purport to be indicative of the financial position and results of operations that the Group will obtain in the future, or that the Group would have obtained if the significant acquisitions and disposals described in the basis of preparation below occurred with effect from the dates indicated. The pro forma adjustments are based upon currently available information and upon certain assumptions that the Board of Directors of the Company believes to be reasonable.

The Unaudited Illustrative Financial Information should be read in conjunction with the assumptions underlying the pro forma adjustments which are described in these notes as well as the 2017 Annual Report of the Company as published on the Company’s website.

2-                                     Basis of preparation

The Unaudited Illustrative Financial Information has been prepared to give effect to the following transactions as if they occurred on January 1, 2017 for the purposes of the unaudited illustrative statement of income and, if applicable, on December 31, 2017 for the purpose of the unaudited illustrative pro forma statement of financial position:

2.1                                                       On January 8, 2018, the Company announced that its Board of Directors has approved plans for the separation of Altice USA Inc. (“the Separation”) from the Company (which will be renamed “Altice Europe”). The separation is to be effected by a spin-off of the Company’s 67.2% interest in Altice USA through a distribution in kind to the Company shareholders. After the completion of the transaction, the Company is expected to indirectly hold 3.4% of the Altice USA Group. Given that such spin-off will occur after December 31, 2017, the assets acquired and liabilities assumed of Altice USA are included in the consolidated statement of financial position as of December 31,2017 and in the illustrative statement of income for the year ended December 31, 2017. Accordingly, adjustments have been made to the unaudited illustrative statement of financial position and unaudited illustrative statement of income in order to reflect this transaction as if it had occurred on January 1, 2017.

2.2                                                       Following this announcement, the Company started with an internal separation to facilitate this aim. The internal separation progresses and will be finalized before the consummation of the Separation. The internal separation facilitates the subsequent external proposed separation of the U.S. business from Altice as described above. Several group contracts will need to be entered into or will require amendments, such as:

•                                              a trademark license agreement between Next Alt and Altice USA pursuant to which Altice USA will have a license from Next Alt to use the “Altice” brand;

•                                              a stockholders’ agreement between Next Alt, A4 S.A. (“A4”) and Altice USA. The stockholders’ agreement will be substantially similar to the existing stockholders’ agreement between Altice, A4 and Altice USA. The only material changes will be to replace Altice with Next Alt, which will be Altice USA’s (largest) majority shareholder following the Distribution;

•                                              an acquisition agreement for i24 News business. i24 News is a multi-language international news channel that distributes programming in Europe, Africa, the Middle East and the United States. The i24 News business is composed of i24 news S.à r.l., i24 News France S.A.S. and i24 US Corp., each of which is indirectly owned by Altice. Altice USA intends to acquire 100% of the equity interests in of each i24 Entity from Altice for approximately USD 17,000,000.  Discussions regarding the definitive terms of such acquisitions are still ongoing between Altice and Altice USA.   Altice and Altice USA intend to complete sale and purchase of the i24 News business prior to the Distribution.

•                                              a stockholders’ and registration rights agreement between Altice, Altice USA, funds advised by BC Partners LLP and Canada Pension Plan Investment Board. In connection with the proposed Separation, Next Alt will become a party to this stockholders and registration rights agreement;

•                                              an indemnification agreement between Altice and Altice USA under which each party agreed to indemnify, inter alia, the other and the other’s affiliates, which was entered into in January 2018; and

•                                              the separation of the D&O insurance contract (one contract for the European business and one contract for the U.S. business).

No adjustments have been made to the unaudited illustrative statement of financial position and statement of income in order to reflect this transaction as if it had occurred on January 1, 2017.

2.3                                                       Simultaneously, the Board of Directors of Altice USA, acting through its independent directors, approved in principle the payment of a USD 1.5 billion (approximately EUR 1.2 billion) cash dividend to shareholders immediately prior to completion of the separation. The payment of the dividend will be funded with available Optimum revolving facility capacity and a new financing at Optimum.  Given that such distribution will occur after December 31, 2017, the use of the proceeds is not included in the consolidated statement of financial position as of December 31,2017. Accordingly, adjustments have been made to the unaudited illustrative statement of financial position and the unaudited illustrative statement of income in order to reflect this transaction as if it had occurred on January 1, 2017.

2.4                                                       The Company will use EUR 625 million of the USD 1,008.0 million (EUR 956.3 million based on the exchange rate as at January 1, 2017) of proceeds received in the Altice USA dividend to repay a portion of the Altice Corporate Financing facility and will retain the remainder on balance sheet. The interest rate on the facility amounts to 6.84% per annum. Given that such repayment will occur after December 31, 2017, the use of the proceeds is not included in the consolidated statement of financial position as of December 31,2017. Accordingly, adjustments have been made to the unaudited illustrative statement of financial position in order to reflect this transaction as if it had occurred on December 31, 2017.

2.5                                                       On February 12, 2018, the Company announced the closing of the transaction to sell its telecommunications solutions business and data center operations in Switzerland (green.ch AG and Green Datacenter AG) to InfraVia Capital Partners. The transaction values the business at an enterprise value of approximately CHF 214 million CHF (EUR 199.3 million against CHF exchange rate as at January 1, 2017). Given that the closing of the transaction occured after December 31, 2017, the use of the proceeds is not included in the consolidated statement of financial position as of December 31,2017. Accordingly, adjustments have been made to the unaudited illustrative statement of financial position and unaudited illustrative statement of income in order to reflect this transaction as if it had occurred on January 1, 2017.

2.6                                                       On March 12, 2018 - the Company announced that it has entered into exclusivity with Tofane Global, a Paris-based telecommunications and digital player specializing in international carrier services, for the sale of its international wholesale voice carrier business in France, Portugal and the Dominican Republic.

Given that the closing of the transaction has not occurred yet, and the outcome of the negotiations is not known, the use of the proceeds is not included in the consolidated statement of financial position as of December 31,2017 nor in the Unaudited Illustrative Financial Information as of and for the year ended December 31, 2017. Accordingly, adjustments have been made to the unaudited illustrative statement of financial position and the unaudited illustrative statement of income in order to reflect this transaction as if it had occurred on January 1, 2017 without taking into consideration any expected proceeds resulting from the transaction. The historical consolidated statement of income for the year ended December 31, 2017 has hence been included in the unaudited illustrative statement of income for the year ended December 31, 2017 without taking into consideration any expected proceeds resulting from the transaction.

The Unaudited Illustrative Financial Information has been prepared for illustrative purposes. It has not been audited or reviewed. Because of its nature, it addresses a hypothetical situation and, therefore, does not represent the Group’s actual financial position or results. It does not purport to indicate the results of operations or the financial position that would have resulted had the transactions been completed at the beginning of the period presented, nor is it intended to be indicative of expected results of operations in future periods or the future financial position of the Group. The pro forma adjustments are based upon available information and certain assumptions that the Company believes to be reasonable. In addition, they do not reflect cost savings or other synergies resulting from the disposals that may be realized in future periods. The Unaudited Illustrative Financial Information does not reflect any special items such as payments pursuant to contractual change-of-control provisions or restructuring and integration costs which may be incurred as a result of the transactions described below.

The Unaudited Illustrative Financial Information should be read in conjunction with the notes thereto as well as the historical consolidated financial statements of the Company.

3-                                     Historical consolidated financial statements

The historical consolidated financial statements of the Company are represented by the consolidated financial statements of the Company as of and for the year ended December 31, 2017, prepared in accordance with International Financial Reporting Standards as adopted for use in the European Union (‘‘IFRS’’).

4-                                     Pro-forma adjustments

a)                                     Spin-off of Altice USA

The Group contemplates distributing 67.2% stake in the Altice USA Group. After the completion of the transaction, the Company is expected to indirectly hold 3.4% of the Altice USA Group, which would be valued approximately in EUR 442.0 million, based on the year end share price of Altice USA Inc. The pro-forma adjustments relating to this transaction are reflected below. These adjustments relate to the historical statement of income of Altice USA for the year ended December 31, 2017 and the statement of financial position as at December 31, 2017 derived from the historical consolidated financial statements of the Company. The adjustments assume that the transaction occurred on January 1, 2017.

In connection with the Distribution, it is expected that the Management Advisory and Consulting Services Agreement with a subsidiary of the Company which provides certain consulting, advisory and other services will be terminated. The service charge amounts to USD 30.0 million (EUR 26.5 million equivalent) per annum. The adjustment assumes that the service charge has been terminated as per January 1, 2017.

The Board of Directors of Altice USA, acting through its independent directors, approved in principle the payment of a $1.5 billion cash dividend to all shareholders immediately prior to completion of the separation. The payment of the dividend will be funded with available Optimum revolving facility capacity and a new financing at Optimum. The Company will use EUR 625 million of the EUR equivalent 838.5 million of proceeds received in the Altice USA dividend to repay a portion of the Altice Corporate Financing facility and will retain the remainder on balance sheet. The interest rate on the facility amounts to 6.84% per annum. The adjustment assumes that the repayment of the Altice Corporate Financing facility occurred on January 1, 2017, resulting in a decrease of interest charges amounting to EUR 42.8 million.

The Company’s interest in Altice USA is 67.2% and it is assumed that the payment of the USD 1.5 billion cash dividend to all shareholders has occurred on January 1, 2017, resulting in a cash dividend for the Company amounting to USD 1,008.0 million, or EUR 956.3 million based on the exchange rate as at January 1, 2017.

The adjustments made in the Unaudited Illustrative Statement of Income for the year ended December 31, 2017 is as follows:

(€m)
Purchasing and subcontracting costs	(26.5)
Operating profit	(26.5)
Interest relative to gross financial debt	42.8
Finance costs, net	42.8
Share of earnings of associates	956.3
Loss for the period	972.5

The adjustments made in the Unaudited Illustrative Statement of Financial Position as at December 31, 2017 is as follows:

(€m)
Current assets
Financial assets	442.1
Cash and cash equivalents	347.5
Total current assets	789.5
Total equity	1,414.5
Non-current liabilities
Long term borrowings, financial liabilities and related hedging instruments	(625.0)
Total non-current liabilities	(625.0)

b)            Merger of Altice Technical Services US Corp (“ATS US”) with Altice USA

In connection with the proposed Spin-off of Altice USA as described under (a), the Company agreed to the merger between ATS US and a subsidiary of Altice USA, which has been reflected in the Unaudited Illustrative Financial Information. These adjustments relate to the historical financial position and statement of income of ATS US as at and for the year ended December 31, 2017 derived from the historical consolidated financial statements of the Company. The adjustments assume that the transaction occurred on January 1, 2017.

c)            Disposal of Green and Green Datacenter

On February 12, 2018, the Company announced the closing of the transaction to sell its telecommunications solutions business and data center operations in Switzerland (green.ch AG and Green Datacenter AG) to InfraVia Capital Partners. The transaction values the business at an enterprise value of approximately CHF 214 million (EUR 199.3 million against CHF exchange rate as at January 1, 2017). These adjustments relate to the historical financial position and statement of income of green.ch AG and Green Datacenter AG as at and for the year ended December 31, 2017 derived from the historical consolidated financial statements of the Company. The adjustments assume that the transaction occurred on January 1, 2017.

d)            Disposal of the wholesale business

On December 4, 2017, the Board of Directors of the Company has decided to sell the International Wholesale business. The scope of the sale is the transits and international outgoing traffic in France (SFR), Portugal (Portugal Telecom) and Republic Dominican (ODO, Tricom). On March 12, 2018 - the Company announced that it has entered into exclusivity with Tofane Global, a Paris-based telecommunications and digital player specializing in international carrier services.

Given that the closing of the transaction has not occurred yet, and the outcome of the negotiations is not known, the use of the proceeds is not included in the consolidated statement of financial position as of December 31, 2017 nor in Unaudited Illustrative Financial Information as of and for the year ended December 31, 2017. Accordingly, adjustments have been made to the unaudited illustrative statement of financial position in order to reflect this transaction as if it had occurred on January 1, 2017 without taking into consideration any expected proceeds resulting from the transaction. These adjustments relate to the historical financial position and statement of income of the wholesale activities as at and for the year ended December 31, 2017 derived from the historical consolidated financial statements of the Company.

e)                                      Translation of historical financial information denominated in currencies other than Euro.

The amounts have been translated into Euro (‘‘EUR’’), for the purposes of their inclusion within the Unaudited Illustrative Financial Information, using the following rates as at:

January 1, 2017:

USD 1.00 = EUR 0.94868

CHF 1.00 = EUR 0.93119

December 31, 2017:

USD 1.00 = EUR 0.83181

CHF 1.00 = EUR 0.85436

f)                                      Summary of the adjustments on the unaudited illustrative statement of financial position:

(€m)	Dividend received	Debt repayment	Interest on repaid debt	Shares held by Neptune	Elimination of Green and Wholesale PT/DR	Proceeds from disposal of the Swiss businesses	Elimination of the swiss business P&L effect	Management Advisory and Consulting Services Agreement	TOTAL ADJUSTMENTS
Note 4	4(a)	4(a)	4(a)	4(a)	4(c), 4(d)	4(c)	4(c)	4(a)
Financial assets	—	—	—	442,0	—	—	—	—	442,0
Cash and cash equivalents	956,3	(625,0)	42,8	—	—	199,3	—	(26,5)	546,7
Restricted cash	—	—	—	—	—	—	—	—	—
Total current assets	956,3	(625,0)	42,8	442,0	—	199,3	—	(26,5)	988,7
Assets classified as held for sale	—	—	—	—	(38,9)	(145,4)	—	—	(184,3)
Total assets	956,3	(625,0)	42,8	442,0	(38,9)	53,9	—	(26,5)	804,5
Reserves	—	—	—	442,0	—	—	7,2	—	449,2
Accumulated losses	956,3	—	42,8	—	(13,4)	133,0	(7,2)	(26,5)	1.084,9
Equity attributable to owners of the Company	956,3	—	42,8	442,0	(13,4)	133,0	—	(26,5)	1.534,1
Non-controlling interests	—	—	—	—	—	—	—	—	—
Total equity	956,3	—	42,8	442,0	(13,4)	133,0	—	(26,5)	1.534,1
Non-current liabilities	—	—	—	—	—	—	—	—	—
Long term borrowings, financial liabilities and related hedging instruments	—	(625,0)	—	—	—	—	—	—	(625,0)
Total non-current liabilities	—	(625,0)	—	—	—	—	—	—	(625,0)
Total current liabilities	—	—	—	—	—	—	—	—	—
Liabilities directly associated with assets classified as held for sale	—	—	—	—	(25,5)	(79,2)	—	—	(104,7)
Total liabilities	—	(625,0)	—	—	(25,5)	(79,2)	—	—	(729,7)
Total equity and liabilities	956,3	(625,0)	42,8	442,0	(38,9)	53,8	—	(26,5)	804,5

Schedule 1    Unaudited consolidated statement of financial position and unaudited consolidated statement of income for Altice (exclusive U.S. business) as per December 31, 2017

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g)                                     Summary of the adjustments on the unaudited illustrative statement of income:

(€m)	Dividend received	Interest on repaid debt	Elimination held for sale (Green and Wholesale PT and DR)	Proceeds from disposal of the Swiss businesses	Management Advisory and Consulting Services Agreement	Elimination of the Wholesale PT and DR business P&L effect	Elimination of the swiss business P&L effect	TOTAL ADJUSTMENTS
Notes	4(a)	4(a)	4(c), 4(d)	4(c)	4(a)	4(c)	4(c)
Revenues	—	—	—	—	—	(169,5)	(50,8)	(220,2)
Purchasing and subcontracting costs	—	—	—	—	(26,5)	166,1	17,2	156,7
Other operating expenses	—	—	—	—	—	3,4	3,9	7,3
Staff costs and employee benefits	—	—	—	—	—	—	7,3	7,3
Depreciation, amortization and impairment	—	—	—	—	—	—	12,2	12,2
Other expenses and income	—	—	—	—	—		,3	,3
Operating profit	—	—	—	—	(26,5)	,0	(9,8)	(36,4)
Interest relative to gross financial debt	—	42,8	—	—	—	—	,6	43,3
Other financial expenses	—	—	—	—	—	—	,2	,2
Finance income	—	—	—	—	—	—	,1	,1
Finance costs, net	—	42,8	—	—	—	—	,8	43,6
Net result on disposal of business	—	—	(13,4)	133,0	—	—	—	119,6
Share of earnings of associates	956,3	—	—	—	—	—	—	956,3
Loss before income tax	956,3	42,8	(13,4)	133,0	(26,5)	,0	(9,0)	1.083,1
Income tax benefit	—	—	—	—	—	—	1,8	1,8
Loss for the period	956,3	42,8	(13,4)	133,0	(26,5)	,0	(7,2)	1.084,9

Schedule 1       Unaudited consolidated statement of financial position and unaudited consolidated statement of income for Altice (exclusive U.S. business) as per December 31, 2017

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